UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment #3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMBARR DOWNS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7948	46-3403755
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer Id. No.)
of incorporation or organization)	Classification Code Number)

205 Ave Del Mar #984 San Clemente, CA 92674
(Address of principal executive offices) (zip code)

(949) 461-1471
(Registrant’s telephone number, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common Stock , par value $.0001	3,000,000(4)	$0.30	$900,000	$122.76
Total Registration Fee				$122.76

(1)
Pursuant to Rule 416(b) under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of Embarr Downs, Inc. as may be issued or issuable because of stock splits or stock dividends.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, using the approximate closing price as reported on the OTC on January 9, 2014, which was $0.30 per share.

(3)	Previously paid on December 13, 2013

(4)	The Company reduced the number of shares being registered from 10,000,000 to 3,000,000 to reflect the increase in the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS, Dated February 7, 2014

EMBARR DOWNS, INC.

3,000,000 Shares of Common Stock

$0.30 per share

We are offering for sale a maximum of 3,000,000 shares of our Common Stock in a self-underwritten offering directly to the public at a price of $0.30 per share. There is no minimum amount of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We are offering the shares without any underwriting discounts or commissions. The purchase price is $0.30 per share. If all 3,000,000 shares are not sold within 180 days from the date hereof, (which may be extended an additional 90 days in our sole discretion), the offering for the balance of the shares will terminate and no further shares will be sold. We intend for our Common Stock to be sold by our Officer and Director, Joseph Wade. Such person will not be paid any commissions for such sales.

As of January 9, 2014, the Company had 45,078,284 shares of Common Stock outstanding.  Our securities are not listed on any national securities exchange.  Our common stock is presently quoted for trading on the OTC Market under the symbol “EMBR”.  On January 11, 2014, the last sales price of our common stock as reported was $0.365 per shares.

Our auditor has expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 5 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is February 7, 2014

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. The selling stockholders are offering to sell, and seeking offers to buy, our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

Until 90 days after the date of this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as  may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. These forward-looking statements are based on current information and expectation, and we assume no obligation to update any such forward-looking statements.

Glossary

Throughout this prospectus, we use terms associated with the thoroughbred horseracing industry. The following glossary of terms is intended to assist prospective investors who may not be familiar with these terms.

Broodmare:	A filly or mare that has been bred and is used to produce foals.

Claiming:
The process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.

Conformation:	The shape and correctness of the anatomy of a horse.

Dosage rating:
Refers to a mathematical figure used by breeders of Thoroughbred race horses, and sometimes by bettors handicapping horse races, to quantify a horse's ability, or inability, to negotiate the various distances at which horse races are run. It is calculated based on an analysis of the horse's pedigree.

Filly:	A female horse four years old or younger.

Foal:	A horse of either sex in its first year of life. The term “foal” can also denote the offspring of either a male or female parent.

Maiden:	Refers to a race in which the runners have never won a race.

Purse winnings:	The monetary amount distributed after a race to the owners of the entrants who have finished in (typically) the top four or five positions.

Racing Secretary:
The racetrack official who drafts conditions of races and assigns weights for handicap horse races, which are races in which varying amounts of weight are added to the horse saddles in an attempt to even out the competition in case some horses are clearly more dominant than others.

Racing age horses:	Refers to horses that are Two-Years or older.

Runners:	The horses participating in a race.

The Jockey Club:
The Jockey Club is the breed registry for all thoroughbred horses in North America. It is responsible for maintaining The American Stud Book, which is a stud book that includes all thoroughbreds foaled in the United States, Canada and Puerto Rico as well as thoroughbreds imported into the United States, Canada and Puerto Rico from other nations that maintain similar thoroughbred registries.

Thoroughbred:
A horse whose parentage traces back to any of three “founding sires.” To be considered a thoroughbred for racing or breeding purposes, a thoroughbred must have satisfied the rules and requirements of The Jockey Club and be registered in “The American Stud Book” or in a foreign stud book recognized by The Jockey Club and the International Stud Book Committee.

Yearling:	A horse in its second calendar year of life, beginning Jan. 1 of the year following its birth.

Item 3: Summary Information and Risk Factors.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Embarr Downs” “we,” “us,” and “our” refer and relate to Embarr Downs, Inc.

Our Company

Registrant Overview

General Information

Our business address is 205 Ave Del Mar, #984, San Clemente, California 92674.   The Company’s thoroughbred that are in training are located with our trainer located in Southern California. Our telephone number is (949) 461-1471 and our Internet website address is www.embarrdowns.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

History

Embarr Downs, Inc. (“we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of Florida on June 27, 1997 under the name of July Project III Corp. and changed our name to Globalgroup Investment Holdings, Inc. on October 18, 2000 and subsequently changed our name to Embarr Downs, Inc. on August 20, 2013.  The Company was reincorporated in Nevada on March 12, 2012.  The Company is domiciled in the state of Nevada, and its corporate headquarters are located in the Los Angeles area of California. On August 20, 2013, the Company entered into an Agreement whereby the Company acquired 100% of Embarr Downs of California, Inc., incorporated in the State of California on February 23, 2013, and all operations of Embarr Downs, Inc., along with all the prior assets and liabilities were spun off through Sovereign Oil, Inc.; thereby, affecting a reverse merger with Embarr Downs of California being the surviving Company.  On August 20, 2013, the acquisition closed and under the terms of the Agreement Embarr Downs was the surviving entity. The Company selected August 31 as its fiscal year end.

This is the current corporate organization:

Our securities are not listed on any national securities exchange.  Our common stock is presently quoted for trading on the OTC Markets under the symbol “EMBR”.  On January 10, 2014, the last sales price of our common stock as reported was $0.365 per share.

Business of Registrant

The Company's business is the buying, selling and racing of thoroughbreds that can race in the allowance and stakes levels of thoroughbred racing; however, the Company will initially begin in the claiming level of thoroughbred racing.   The Company intends to acquire 4-6 horses in its claiming division before acquiring horses for its allowance/stakes division.  These 4-6 horses will provide the Company with revenue and a foundation to build out a stakes level stable.  The Company’s main focus will be acquiring horses that will be capable of racing in stake races throughout the Country. However, the Company expects to maintain 8-10 thoroughbreds in its claiming division.

Allowance races are a race other than claiming for which the racing secretary drafts certain conditions (see below for more details).  Stake races are the top level races.  The purse money is significantly higher in allowance and stakes level races.  Claiming refers to the process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.  Claiming races are lowest level in thoroughbred racing. Stakes and allowance races are races in which the horses are not for sale.

In August 2013, the Company obtained its license to own and race thoroughbreds in California.  On August 22, 2013, the Company acquired its initial thoroughbred (Rock Off) from its CEO Joseph Wade for $55,000.    Prior to August 2013, the company performed thoroughbred research.  These services included reviewing race data, breeding history, race replays and other pertinent data related to the acquisition of thoroughbreds by Companies that were affiliated with our CEO, Mr. Wade.  Since the Companies were affiliated to Mr. Wade, the Company did not record any revenue from providing these services.

The Company is seeking to raise a total of $900,000 to acquire additional thoroughbreds for its claiming and allowance/stakes divisions. The $900,000 is broken down as follows:  $200,000 to acquire 8 thoroughbreds for our claiming division, $400,000 to acquire thoroughbreds for our allowance/stables division, $180,000 for reserve for training fees associated with the thoroughbreds acquires and $120,000 in working capital.  There is no guarantee that the Company will be able to raise the funds discussed in this paragraph. If the Company cannot raise the full amount of capital necessary then it will take longer than expected for the Company to implement its growth plan.

The Company expects to acquire a total of 12-15 thoroughbreds by December 2014.  This is dependent on the Company's ability to raise the capital it needs and the availability of thoroughbreds that the Company desires to acquire. Once the Company acquires the initial 12-15 thoroughbreds, the Company expects to expand its operations into breeding. The Company expects to begin its breeding program in January 2015. The Company expects that it will need to raise a minimum of an additional $2,000,000 to begin its breeding programs.  As of January 10, 2014, the Company has $20,044 in cash on hand.  Additionally, there is no guarantee that the Company will be able to acquire the additional thoroughbreds or to be able to commence its breeding program in 2015. Refer to Liquidity and Capital Resources below for more information on the Company's plans to raise capital.

Our principal executive offices are located at various race tracks where the Company’s thoroughbreds are racing.  The company’s mailing address is 205 Del Mar #984, San Clemente, California 92674, and our telephone number is (949) 461-1471.

The Company is a developmental stage company.  Additionally, the Company's management and its auditors have expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations.  The Company has not generated any revenue to date and has incurred net losses of ($987,259) since inception.  The Company’s current monthly cash burn rate is approximately $9,000 per month which includes training fees for its thoroughbreds and costs associated with being a reporting company. The Company has insufficient capital to continue operations for the next 12 months and its current cash position requires that the Company borrow money from our CEO to continue to pay our on-going monthly burn rate.   The Company requires up to $40,000 continuing its current operations for the next 12 months. The officer, director and principal shareholder has verbally agreed to provide additional capital, up to $40,000, to the Company to funds it current operations until the Company can raise additional capital; however, there is no guarantee that our officers and directors will provide the loan to the Company.

Financing Requirements

The company needs to raise capital in the amount of $1,600,000 to fully execute on its business plan on claiming at least 12-15 thoroughbreds by December 2014.   The Company is seeking to raise a total of $900,000 in this registration statement to acquire additional thoroughbreds for its claiming and allowance/stakes divisions. The $900,000 is broken down as follows:  $200,000 to acquire 8 thoroughbreds for our claiming division, $400,000 to acquire  2-3 thoroughbred for our allowance/stables division, $180,000 for reserve for training fees associated with the thoroughbreds acquires (i.e. training and vet) and $120,000 in working capital.  The Company needs to raise the additional $600,000 to acquire 3-5 thoroughbreds for its allowance/stakes division. This amount includes $500,000 to acquire 2 thoroughbreds for our allowance/stakes division, $100,000 related to the costs associated to the thoroughbred (i.e. training and vet).  Please refer to “Timing needs for Funding” below for additional information.  The Company has not secured the financing necessary to execute timetables and/or acquisitions stated above.   If the Company cannot raise the full amount of capital necessary then it will take longer than expected for the Company to implement its growth plan.

On January 9, 2014, the Company has entered into a $200,000 line of credit with SC Capital. A copy of the line of credit has been attached as Exhibit 10.1.  The material terms of the line of credit are as follows:

(1)	The Company to borrow up to $200,000.
(2)	The amount that the Company borrows will carry an interest equal to nine percent (9%) per annum.
(3)	The Company will pay the accrued interest on any outstanding principal balance on the 15th of each month.
(4)	The maturity date is August 31, 2016.
(5)	The Debt from the Line of Credit may not be converted into common shares of the company.

Additionally, on December 7, 2014, the Company entered into an unsecured convertible promissory note with a principal amount of $37,500 with Asher Enterprises.  The Company received net proceeds of $35,000 from the Transaction, which will be used as general working capital and to acquire thoroughbreds.  Interest on the Note accrues at a rate of 8% annually and is to be paid with principal in full on the maturity date. The principal amount of the Note together with interest may be converted into shares of the Company's common stock, par value $0.0001 (“Common Stock”), at the option of the note holder at a conversion price equal to fifty-five percent (55%) of the average of the lowest three closing bid prices for the Common Stock during the ten trading days prior to the conversion.  At any time up to 120 days from the date of the note, the company has the option to repay the principal amount plus any accrued interest at a rate equal to 140% of the principal amount and accrued interest.  The company intends to repay this loan from the proceeds of the $200,000 line of credit. A copy of the convertible promissory note and securities purchase agreement have been attached as Exhibit 10.2 and 10.3.

The business of training and racing thoroughbred racehorses is a high-risk venture and most racehorse ownership is not profitable.  Most owners of thoroughbreds typically do not operate to be profitable but are run as a hobby as such most stables are not profitable.  While implementing its business plan, the Company will face obstacles such as other stables that are willing to spend more to acquire a thoroughbred based on the chance to run in a stakes rather than based on the return expected on the thoroughbred.  As such, the Company has to be disciplined in what it perceives the value of a thoroughbred is based on the expected revenues from the thoroughbred.   Additionally, the Company has decided to distribute at least 20% of its net purse winnings that the Company’s thoroughbreds generate.  As a result, the Company will be restricted in its growth potential.  In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•              the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•              the last day of the fiscal year following the fifth anniversary of the effective date of this registration statement;
•              the date on which we have, during the previous three-year period, issued more than $1 billion in non- convertible debt; and
•              the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act.

We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 13 under “Risk Factors” of the effect on our financial statements of such election.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Direct Public Offering

We are offering for sale up to a maximum of 3,000,000 shares of our Common Stock directly to the public. There is no underwriter involved in this offering. We are offering the shares without any underwriting discounts or commissions. The purchase price is $0.30 per share. The expenses associated with this offering are estimated to be $9,000. As January 10, 2014, the Company had 45,078,284 shares of Common Stock outstanding.  Our securities are not listed on any national securities exchange.  Our common stock is presently quoted for trading on the OTC Markets under the symbol “EMBR”.  On January 10, 2014, the last sales price of our common stock as reported was $0.365 per share.

SUMMARY OF THIS OFFERING

Issuer	Embarr Downs, Inc.,

Securities being offered	Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES –Common Stock.”

Per Share Price	$0.30

Total shares of Common Stock outstanding prior to the offering	45,079,310 shares

Shares of Common Stock being:	3,000,000 shares

Total shares of Common Stock outstanding after the offering:	48,079,310 shares

Total shares of Series A Preferred Stock outstanding before and after the offering:	4,000,000 shares

Total shares of Series B Preferred Stock outstanding before and after the offering:	1,565,696 shares

Registration Costs:	We estimate the total cost relating to the registration herein to be approximately $9,000.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the common stock by the selling stockholders under this prospectus. See “Use of Proceeds” beginning on page 14.

Risk Factors
There are substantial risk factors involved in investing in our Company.  For a discussion of certain factors you should consider before buying shares of our Common Stock, see the section entitled "Risk Factors."

Trading Market	Our common stock is presently traded on the OTC Markets under the symbol EMBR

RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this registration statement. The statements contained in or incorporated into this registration statement. that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the value of our Common Stock could decline, and an investor in our securities may lose all or part of their investment.

The Company's auditors have issued a going concern opinion that the Company's may not be able to continue without raising additional capital therefore needs to raise additional capital to continue its operations and to implement its growth plan.

Our auditors and management has concluded that there is substantial doubt about our ability to continue as a going concern.  The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company needs to raise additional capital to continue its operations and to implement its plan of operations. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. Other than our verbal agreements with our Officer and Directors for a possible $40,000 in capital, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.  The Company has entered into a $200,000 line of credit from SC Capital which will allow the Company to begin acquiring thoroughbreds.  However, the Company will need an additional $1,600,000 to acquire additional thoroughbreds for its claiming division and allowance/stakes divisions and to pay for our on-going expenses.

Most racehorse ownership is not profitable will materially and adversely affects our business, financial condition and results of operations.

The business of training and racing thoroughbred racehorses is a high-risk venture and most racehorse ownership is not profitable. In particular, studies in the U.S. market have concluded that financial returns from owning racehorses are negative in the aggregate. These studies also suggest that investors pay, in effect, two premiums (which can be thought of as amounts in excess of the amount an investor would ordinarily be expected to pay on the basis of the discounted cash flow anticipated from another investment of similar risk) when investing in racehorses: a premium to enter the sport and, for higher priced horses, a premium related to the purchase of a potential champion. There is no assurance that any of our horses will generate positive returns or that we will not lose a portion or all of the capital we invest in them and that investors will not lose a portion or all of the capital they invest. Among other things, thoroughbreds are subject to injury and disease which can result in forced retirement from racing or, at the extreme, natural death or euthanasia of the animal. Even if a thoroughbred has an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. There can be no assurance that the value of our horses will not decrease in the future or that we will not incur losses on the racing careers or sale or other disposition of any or all of our horses. Any such circumstance will materially and adversely affect our business, financial condition and results of operations.

We do not anticipate having a predictable stream of revenue from operations, and the variability of our revenues may result in cash shortfalls, which would in turn have a material adverse effect on us.

We cannot predict with any certainty the future performance of any of our horses in any given race or the value that will be realized upon the sale of any of our horses. If we are unable to achieve a sufficient level of racing revenues during our operating period, or if our operating expenses are significantly higher than we expect, we may experience cash shortfalls. If we experience a cash shortfall, we may be forced to cease operations. We have no commitments for future debt or equity financing and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Any equity financing could dilute ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters, which could materially and adversely affect our business, financial condition and results of operations. If we were unable to obtain financing as needed, we could cease to be a going concern.

The popularity of horse racing has declined which may impact our ability to generate revenues and profits from our horses and the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

There has been a general decline in the number of people attending and wagering on live horse races at North American racetracks, including because of increased competition from other wagering and entertainment alternatives such as spectator sports and other gaming options, and the unwillingness of customers to travel a significant distance to racetracks. Competitive gaming activities include traditional and Native American casinos, video lottery terminals, state-sponsored lotteries and other forms of legalized and non-legalized gaming in the U.S. and other jurisdictions, and we expect the number of competitors to increase. Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), declined by about 4.8% over the same period. The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen.  Lower interest in horse racing and a continued decline in racetrack attendance could materially and adversely affect our business, financial condition and results of operations because the number and amount of purses may decline. If the opportunity to generate revenues and profits from thoroughbred ownership declines, the value of our horses may also decline, which could have a material and adverse effect on our business, financial condition and results of operations.

Our horses are subject to impairment testing and potential periodic impairment charges could materially and adversely affect the price of our Common Stock.

We intend to test our horse assets for impairment on a semi-annual basis and more frequently if there is objective evidence of impairment. The value of one or more our horses may become impaired for a variety of reasons, including death, injury or racing losses or lack of training progress. The events and conditions leading to the recording of an impairment charge could have a material and adverse effect on our business, financial condition and results of operations. The recognition of an impairment charge could materially and adversely affect the trading price of our common stock.

Racehorses are prone to injury which may materially and adversely affect our business, financial condition and results of operations.

Racehorses can be susceptible to leg or other injuries, which can adversely affect, shorten or end their ability to race or otherwise adversely affect them. No assurance can be given that our horses will not sustain any injury during stabling, training, racing or transport to and from various racetracks, irrespective of the level of precaution taken. Any injuries that our horses sustain could reduce the racing opportunities available for such horses, the value of such horses and the net proceeds received upon their sale or liquidation and may materially and adversely affect our business, financial condition and results of operations.

The Company currently owns one horse which materially and adversely affects our business, financial condition and results of operations.

The Company currently owns one horse and is dependent on raising capital to acquire additional horses.  If the Company cannot sufficient capital to acquire additional horses it will reduce the opportunity to generate racing revenues and may materially and adversely affect our business, financial condition and results of operations.

Bad weather may adversely affect our business, financial condition and results of operations.

Racetracks operate outdoors and weather conditions surrounding these events may materially and adversely affect our business, financial condition and results of operations, particularly because poor weather may injure a horse or cause us to remove a particular horse from a particular race. Due to weather conditions, racetracks may be required to move a race event to the next live racing day, move the race from a turf track to a dirt track (which could cause us to withdraw a horse from a race in which the type of surface selected no longer suited its running style) or cancel races altogether. These changes would increase our costs and could materially and adversely affect our business, financial condition and results of operations. Poor weather could affect successive events in future periods.

Racetrack attendance can be sensitive to reductions in consumers’ discretionary spending, which may result from economic conditions, unemployment levels and other changes we cannot accurately predict and for which we cannot implement mitigating business strategies.

Demand for particular entertainment and leisure activities can be sensitive to consumers’ disposable incomes, which may be materially and adversely affected by recent economic conditions and the persistence of elevated levels of unemployment. Horseracing and related activities may be similar to other leisure activities in that they represent discretionary expenditures likely to decline during economic downturns. In some cases, the perception of an impending economic downturn or the continuation of a recessionary climate can be enough to discourage consumers from spending on entertainment or leisure activities. Further declines in the residential real estate market, higher energy and transportation costs, and changes in consumer confidence, increases in individual tax rates, and other factors that we cannot accurately predict may reduce disposable income of racetrack customers. This could result in fewer patrons visiting racetracks, gaming and wagering facilities and online wagering sites, and may impact these customers’ ability to wager with the same frequency and maintain their wagering level profiles. Reduced wagering levels and profitability at racetracks could cause certain racetracks to reduce purse sizes, cancel races or cease operations and therefore reduce the opportunity to generate revenues and profits from our horses and cause the value of our horses to decline. Accordingly, these factors could have a material and adverse impact on our business, financial condition and results of operations.

The Company has limited capitalization and lack of working capital and as a result is dependent on raising funds to grow and expand its business.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern.  The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company will endeavor to finance its need for additional working capital through debt or equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. The Company's officer has verbally agreed to lend the Company up to $40,000 for its operating expenses; however, there is no guarantee that we will receive the funds from our officers and directors since there is no legal commitment or obligation.  There are no other current agreements or understandings with regard to the form, time or amount of any financing and there is no assurance that any financing can be obtained or that the Company can continue as a going concern. The Company expects it will need to raise the following amounts:  $500,000 to fully implement its claiming division; $1,100,000 to fully implement its allowance/claiming division; and $2,000,000 to fully implement its breeding division.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on a direct participation basis with no minimum offering required which may adversely impact the implementation of our business plan.

We are offering shares on a direct participation basis and with no minimum offering.  As such we may not receive sufficient proceeds to fund our planned operations or the costs of this offering.  If we are not able to receive sufficient proceeds would cause a  delay in the implementation of our planned operations.  If we do not raise sufficient funds in this offering to fund our proposed operations or even cover the costs of this offering, you may lose your entire investment.

As we do not have an escrow or trust account for any proceeds from this offering, if we file for or are forced into bankruptcy protection, then investors may lose their entire investment.

Invested funds for this offering will not be placed in an escrow or trust account and if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you may lose your investment and your funds will be used to pay creditors.

The Company has limited revenue and limited operating history which make it difficult to evaluate the Company which could restrict your ability to sell your shares.

The Company has only a limited operating history and limited revenues. Activities to date have been limited to researching thoroughbreds to claim, organizational efforts and obtaining initial financing. The Company must be considered in the developmental stage. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital and intense competition. The likelihood of success of the Company must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company's business.

Initially, success of the Company is entirely dependent upon the management efforts and expertise of Mr. Wade. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors. The Company entered into an employment agreement with our CEO in November 2013.  The material terms of the PSA are as follows:

Term: 10 Years
Salary: $120,000
Stock Awards: 40,000,000 subject to a 10-year lock up agreement and 1,000,000 from the Company’s S-8 upon execution of the PSA.
Allowances: Our CEO may receive allowances up $3,000 per month.

The Company's dividend policy may restrict growth and lead to dilution.

The Company has not paid dividends on its Common Stock in the past.  The Company intends to begin to pay dividends.  The Company has decided to distribute at least 20% of its net purse winnings that the Company’s thoroughbreds generate.  As a result, the Company will be restricted in its growth potential.  In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.  However, our ability to pay dividends is subject to limitations imposed by Nevada law. Pursuant to Nevada Revised Statute 78.288, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.

We cannot guarantee that an active trading market will develop for our Common Stock which may restrict your ability to sell your shares.

There can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Our shares will be subject to the “penny stock” rules which might subject you to restrictions on marketability and you may not be able to sell your shares.

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company's securities are subject to the penny stock rules; therefore investors may find it more difficult to sell their securities.

The management and current shareholders of the Company own 88% of the issued and outstanding Common Stock and have 98% of the total voting power thereby acting together they have the ability to choose management or impact operations.

Management and current shareholders own 88% of the outstanding Class Common Stock and have voting power of 98% of our issued and outstanding Common Stock. Consequently, management and current shareholders have the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

Election of the Board of Directors;

·	Removal of directors; and
·	Amendment to the our certificate of incorporation or bylaws;

These stockholders will thus have substantial influence over our management and affairs and other stockholders possess no practical ability to remove management or effect the operations of our business. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.  Our actual results may differ materially from those contemplated in our forward looking statements which may negatively impact our company.

These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this registration statement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events. The Company is excluded from the safe harbors in section 27A of the Securities Act and Section 21D of the Exchange Act so long as the Company is an issuer of penny stocks.

We may need additional financing which we may not be able to obtain on acceptable terms.  If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, and is our limited capitalization which could impact our ability execute on our divisions business plans. If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution.  In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock.  If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants).  There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all.  Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds.

Any future sales of this stock may adversely affect the market price of the Common Stock. Sales of our Common Stock in the public market could lower our market price for our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all.

We may, in the future, issue additional common stock, which would reduce then-existing investors’ percentage of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock. Accordingly, the board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which would dilute the current and future shareholders.

The market price of our Common Stock may fluctuate significantly which could cause a decline in value of your shares.

The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control.  The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

• our failure to achieve and maintain profitability;
• changes in earnings estimates and recommendations by financial analysts;
• actual or anticipated variations in our quarterly and annual results of operations;
• changes in market valuations of similar companies;
• announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
• loss of significant clients or customers;
• loss of significant strategic relationships; and
• general market, political and economic conditions.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our Common Stock, which could cause a decline in the value of our shares.

Our by-laws provide for indemnification of our officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Nevada law.  Under Nevada law (Section 78.7502 of the Nevada Revised Statutes, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

We will need additional capital of approximately $1,600,000, which we may be unable to obtain; should we fail to obtain sufficient financing, our potential revenues will be negatively impacted.

The Company needs an aggregate of $1,600,000 to fully implement its business plan and cover on-going expenses.   The Company needs to raise at least $1,600,000 within the next 12 months to fully cover its on-going expenses and to acquire a stable of 5-10 thoroughbreds within the Company's desired timeframe.  The Company has entered into a $200,000 line of credit from SC Capital which will allow the Company to begin acquiring thoroughbreds However, the Company will need an additional $1,600,000 to acquire additional thoroughbreds for its claiming division and allowance/stakes divisions.

The Company expects the on-going cost of being a public company to be approximately between $30,000 and $40,000 for 2013 which includes approximately $24,000 in accounting fees and $6,000 in legal fees associated with being a public company.   We may have insufficient revenues to cover our operating costs or be able to obtain financing in the amounts needed or on terms acceptable to us, if at all, which will negatively affect our ability to complete development of our business, establish a marketing platform and revenue generating operations. Additionally, we will have legal and accounting costs associated with being a Securities and Exchange reporting company. You should consider the risks that we will be unable to obtain adequate capital financing, which will delay our operations, lead to accumulated losses, and negatively affect our ability to complete development of our services and to generate revenues.

The Company will incur additional costs associated with being a public company which may result in our shareholders losing their entire investment.

The additional costs you will incur as a public company fees associated to filing the 10-Q, 10-K, 8-K and other documents required to be filed with the SEC.  The company expects these annual costs to be approximately $24,000 for the year.   There is a risk that our shareholders will lose their entire investment if we are unable to raise the additional financing or generate sufficient income to pay these additional costs.

The Company’s sole officer and director can determine his salary without approval from shareholders which may result in our shareholders losing their entire investment.

Since our sole officer and director may determine his salary without approval from shareholders there is a risk that there will insufficient funds available from the net income.  There is a risk that our shareholders will lose their entire investment if we are unable to raise the additional financing or generate sufficient income to pay any salary to our officer.

There can be no assurances that the value of the thoroughbreds which are acquired by the Company will not decrease in the future which may have an adverse impact on our Company’s activities and financial position.

The business of training and racing thoroughbreds is a high-risk venture. There is no assurance that any thoroughbred acquired by the Company will possess qualities of a championship character. While a thoroughbred may have an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. Moreover, thoroughbreds are subject to injury and disease which can result in forced retirement from racing, or at the extreme, natural death or euthanasia of the animal. There can be no assurances that the value of the thoroughbreds which may be acquired and owned by the Company, will not decrease in the future or that the Company will not subsequently incur losses on the racing careers or sale or other disposition of any or all of the thoroughbreds which the Company may acquire.

The valuation of thoroughbreds is a highly speculative matter.  If the valuation of the Company's thoroughbreds decrease the Company will still be responsible for the expenses of maintaining, training and racing the thoroughbreds even at lesser quality races which could negatively impact the revenues from the thoroughbreds.

The valuation of thoroughbreds is a highly speculative matter and prices have fluctuated widely in recent years. The success of the Company is dependent upon the present and future values of thoroughbreds generally, and of the Company's thoroughbreds in particular, as well as the racing success of the Company's thoroughbreds. Although the future value of thoroughbreds generally cannot be predicted, it will be affected by the state of the economy, the amount of money available for investment purposes, and the continued interest of investors and enthusiasts in the thoroughbred industry. The expense of maintaining, boarding, training and racing thoroughbreds can be expected to increase during the term of the Company, regardless of what happens to the future market price of thoroughbreds or the performance of the Company thoroughbreds.

If the Company thoroughbreds are unsuccessful in racing or injured, their value will be adversely affected.  This may have a negative impact of the Company’s valuation and its revenue.

Thoroughbred racing is extremely speculative and expensive. In the event that the Company thoroughbreds were to be transported to various tracks and training centers throughout the United States, and thus exposed too many other horses in training, the risk of injury or death increases significantly. The Company's thoroughbreds must earn enough through racing to cover expenses of boarding and training. If the Company Thoroughbreds are unsuccessful in racing, their value will be adversely affected. Furthermore, revenues from racing are dependent upon the size of the purses offered. The size of the purses depends in general on the extent of public interest in thoroughbred racing, and in particular on the relative quality of the specific horses in contention in any specific meeting or race. Although public interest has been strong in recent years, there is no assurance that public interest will remain constant, much less increase. Legalized gambling proliferating in many states threatens to curtail interest in horse racing as a means of recreation. In addition, there is no assurance that the Company Thoroughbreds will be of such quality that they may compete in any races which offer purses of a size sufficient to cover the Company's expenses.

Thoroughbred racing could be subjected to restrictive regulation or banned entirely which could adversely affect the conduct of the company's business.

The racing future of and/or market for the Company's thoroughbreds depends upon continuing governmental acceptance of thoroughbred racing as a form of legalized gambling. However, at any time, thoroughbred racing could be subjected to restrictive regulation or banned entirely. The value of the Company's thoroughbreds would be substantially diminished by any such regulation or ban. Thoroughbred racing is regulated in various states and foreign countries by racing regulatory bodies with which the owners of thoroughbred racehorses must be licensed.

State racing laws and regulations may limit our ability to race our horses in certain states.

We are subject to considerable federal, state and local government regulation relating to the ownership of racehorses and other related matters. Many of these regulations are subject to differing interpretations that may, in certain cases; result in unintended consequences that could materially and adversely impact the effective operation of our business. We will be required to obtain licenses in certain states in order to race our horses in such states. We may not be able to obtain necessary licenses or other approvals on a cost effective and timely basis in order to operate our business. Furthermore, we will depend on continued state approval of legalized thoroughbred horseracing in states where we race our horses. The failure to attain, loss of or material change in our licenses, registrations, permits or approvals may materially limit the number of races we enter, and could have a material and adverse impact on our business, financial condition and results of operations.

Racing laws and regulations in some of the states in which we intend to race our horses limit your ability to acquire and retain our common stock without being licensed as a thoroughbred owner and a violation of those laws and regulations could prevent our horses from racing in those states.

Existing regulations governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain our common stock. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of common stock, generally greater than 3%, 5% or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions.

In California, the owner of record for the Company’s horses will be a wholly owned-subsidiary.   This subsidiary will own and manage all the company’s horses to be raced in California.  As such, the only equity shareholder will be the registrant.  Thereby, the company will not need to disclose to the name of each individual shareholder.  However, if these rules shall change then the Company may need to disclose the individual shareholders names or be required to cease operations in California.  The Company is looking at the ownership rules in other states to determine which states the company would seek to expand.

These regulations may impact our ability to expand and/or race horses in these states which may have a material adverse effect on our financial position.

The Company currently does not and does not intend to purchase insurance on its thoroughbred which could require Company resources to be spent to cover any loses from the death or injury of a thoroughbred.

Mortality insurance insures against the death of a horse during the Company's ownership. Surgical insurance covers possible risks of injury during racing or training. Without insurance the Company is responsible for the cost of injury or in the event of death will lose its investment in the thoroughbred.  The payment of such liabilities may have a material adverse effect on our financial position.

A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could negatively impact the Company's operations.

A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could impact the availability of race tracks available for the Company to race at and then negativity impact its operations.

The Company may not be able to accurately access the value of thoroughbreds it wants to acquire which may result in the Company overpaying for the thoroughbred or prevent the Company from acquiring a thoroughbred which may negatively result our operations.

Prior to the company putting a claim in for a particular horse, the Company is unable to perform any veterinary tests and therefore must solely rely on the thoroughbred’s past performances, workouts and a visual inspection while the thoroughbred walks from the barn to the track prior to the race.  As such we may not be able to accurately access with any certainty the value of or the future performance of any horse that we are interested in claiming.  As a result, the Company may overpay for a thoroughbred it purchases or not obtain the value of the thoroughbred that the company expected when acquiring the thoroughbred.  These may negativity impact the company’s operations.

If the Company acquires a thoroughbred for its allowance/stakes division through an auction, then the Company is able to have a vet check the thoroughbred and perform significant visual inspections of the thoroughbred as well.  However, the thoroughbred would have not competed in a race and as such the Company could not rely on the thoroughbred’s past performance but rely solely on the confirmation (how the thoroughbred looks), the results of the vet tests and the sire and dam of the thoroughbred.  As such we may not be able to accurately access with any certainty the value of or the future performance of any horse that we are interested in acquiring.  As a result, the Company may overpay for a thoroughbred it purchases or not obtain the value of the thoroughbred that the company expected when acquiring the thoroughbred.  These may negativity impact the company’s operations.

The procedure for a claiming race is as follows:  the trainer puts a claim in for the horse prior to the race.  Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race.   Whereas at an auction, the Company will bid to acquire a thoroughbred and the person who has the highest bid wins the thoroughbred. Claiming races are the lowest level of races and as a result offer the lowest average purse sizes.
There are potential conflicts of interests between the company and its officer and which may have a material and adverse impact on our business, financial condition and results of operations.

Our sole officer and director, is also the controlling shareholder and works approximately 30 hours per week for the Company, is engaged in the business of owning, racing, and investing in thoroughbred ventures which may give rise to conflicts of interest.  Mr. Wade may enjoy an informational advantage over the Company and his fiduciary duties to the company could potentially conflict with his desire to purchase thoroughbreds for his personal use.  The company has not yet adopted written procedures for resolving potential conflicts and once the company does these procedures once adopted may not be effective because we only have one director and officer. These conflicts of interest may have a material and adverse impact on our business, financial condition and results of operations.

Industry practices and structures have developed which may have not been attributable solely to profit-maximizing economic decision-making which may have an adverse impact on our Company’s activities business.

Because thoroughbred racing is a sport as well as a business, industry practices and structures have developed which may have not been attributable solely to profit-maximizing economic decision-making. For instance, a particular bloodline could command substantial prices owing principally to the interest of a small group of individuals having particular goals unrelated to economics. A decline in this interest could be expected to adversely affect the value of the bloodline.

The Company lacks sufficient internal controls and implementing acceptable internal controls will be difficult with only 1 officer and director thereby it will be difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The Company lacks internal controls over its financials and it may be difficult to implement such controls with only 1 officer and director.  The lack of these internal controls make it difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The reason we believe our disclosure controls and procedures are not effective is because:

•	there is a lack of segregation of duties necessary for a good system of internal control due to insufficient accounting staff due to the size of the company.
•	the staffing of accounting department is weak due to the lack of qualifications and training, and the lack of formal review process.
•
the control environment of the Company is weak due to the lack of an effective risk assessment process, the lack of internal audit function and insufficient documentation and communication of the accounting policies.

•	Failure in the operating effectiveness over controls related to recording revenue.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to opt in to the extended transition period for complying with the revised accounting standards.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies for further discussion of this exemption.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Summary

We believe it is important to communicate our expectations to investors.  There may be events in the future, however, that we are unable to predict accurately or over which we have no control.  The risk factors listed on the previous pages as well as any cautionary language in this registration statement, provides all known material risks, uncertainties and events that may cause our actual  results to differ materially from the expectations we describe in our forward looking statements.  The occurrence of the events our business described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operation, prospects, financial condition and stock price.

Item 4: Use of Proceeds.

Our offering is being made on a self-underwritten basis - no minimum of shares must be sold in order for the offering to proceed. The offering price per share is $0.30. There is no assurance that we will raise the full $900,000 as anticipated.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. For further discussion see the Company’s Plan of Operation.

GROSS PROCEEDS FROM THIS OFFERING	$225,000		$450,000		$675,000		$900,000
Less: OFFERING EXPENSES
SEC Filing Expenses	$1,000	0.44%	$1,000	0.22%	$1,000	0.15%	$1,000	0.11%
Printing	$500	0.22%	$500	0.11%	$500	0.07%	$500	0.06%
Misc. Expenses	$2,500	1.11%	$2,500	0.56%	$2,500	0.37%	$2,500	0.28%
Legal and Accounting	$5,000	2.22%	$5,000	1.11%	$5,000	0.74%	$5,000	0.56%
SUB-TOTAL	$9,000	4.00%	$9,000	2.00%	$9,000	1.33%	$9,000	1.00%

Less:
Acquisition of Thoroughbreds	$150,000	66.67%	$300,000	66.7%	$450,000	66.7%	$600,000	66.7%
Reserve for training fees	$45,000	20.00%	$90,000	20.0%	$135,000	20.0%	$180,000	20.0%
Working capital	$21,000	9.33%	$51,000	11.3%	$81,000	12.0%	$111,000	12.3%
SUB-TOTAL	$216,000	96.00%	$441,000	98.0%	$666,000	98.7%	$891,000	99.0%

TOTAL	$225,000	100%	$450,000	100%	$675,000	100%	$900,000	100%

Item 5: Determination of Offering Price.

The offering price is based on the approximate closing market price for the common stock on January 9, 2014 on the OTC Market.

Item 6: Dilution.

We intend to sell 3,000,000 shares of our Common Stock. We were initially capitalized by the sale of our Common Stock. The following table sets forth the number of shares of Common Stock purchased from us, the total consideration paid and the price per share. The table assumes all 3,000,000 shares of Common Stock will be sold.

	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing Shareholders	45,078,284	94.8%	$1,004,559(1)	52.75%	$0.022
Purchasers of Shares	3,000,000	6.2%	$900,000	33.23%	$0.30
Total	55,078,310	100.00%	$1,5004,559	100.00%	$0.04

(1) This includes $945,000 in stock issued for compensation

The following table sets forth the difference between the offering price of the shares of our Common Stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 50%, 25% and 10% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of November 30, 2013.   Totals may vary due to rounding.

	100% of offered shares are sold	50% of offered shares are sold	25% of offered shares are sold	10% of offered shares are sold

Offering Price	$0.30	$0.30	$0.30	$0.30
	per share	per share	per share	per share

Net tangible book value at November 30, 2013	$0.0005	$0.0005	$0.0005	$0.0005
	per share	per share	per share	per share

Net tangible book value after giving effect to the offering	$0.0095	$0.0054	$0.0031	$0.0016
	per share	per share	per share	per share

Increase in net tangible book value per share attributable to cash payments made by new investors	$0.009	$0.0049	$0.0026	$0.0016
	per share	per share	per share	per share

Per Share Dilution to New Investors	$0.2910	$0.2951	$0.2974	$0.2984
	per share	per share	per share	per share

Percent Dilution to New Investors	97.0%	98.4%	99.1%	99.5%

 Item 7: Selling Security Holders.

Not Applicable.

Item 8: Plan of Distribution.

We are offering for sale a maximum of 3,000,000 shares of our Common Stock in a self-underwritten offering directly to the public at a price of $0.30 per share. There is no minimum amount of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We are offering the shares without any underwriting discounts or commissions. The purchase price is $0.30 per share. If all of the 3,000,000 shares offered are not sold within 180 days from the date hereof, (which may be extended an additional 90 days in our sole discretion), the offering for the balance of the shares will terminate and no further shares will be sold.

In connection with the Company’s selling efforts in the offering, the Company's officers and directors will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. The Company's officers and directors are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our officers and directors will not be compensated in connection with her participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers and directors are not now, nor has he been within the past 12 months, a broker or dealer, and he has not been, within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; exempted from such registration or if a qualification requirement is available and with which the Company has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;
●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,
●	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

●	bid and offer quotations for the penny stock;
●	details of the compensation of the broker-dealer and its salesperson in the transaction;
●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,
●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Offering Period and Expiration Date

This offering will start on the date of this Registration Statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this Registration Statement is declared effective by the SEC. Once the Registration Statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1.             execute and deliver a Subscription Agreement;

2.             deliver payment  to us for acceptance or rejection,

3.             documents delivered to:  Embarr Down, Inc., 205 Ave Del Mar #984, San Clemente, California 92674:

*All checks for subscriptions must be made payable to "Embarr Downs."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, if our management believes that accepting the subscription from the potential investor is not in the Company's best interests. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. The Company will accept or reject any subscriptions within ten days of receipt, and any funds received related to the rejected subscription agreement will be return promptly without interest or deduction.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Section 15(G) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his or her rights and remedies in cases of fraud in penny stock transactions; and FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Item 9: Description of Securities to be Registered.

(a) Common and Preferred Stock.

 The total number of shares of stock which the corporation shall have authority to issue is 550,000,000 shares, of which 500,000,000 shares of $.0001 par value shall be designated as Common Stock and 50,000,000 shares of $.001 shall be designated as Preferred Stock.  The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series. On September 20, 2013, the Company executed a Fifty Thousand to One (50,000:1) reverse stock split of issued and outstanding shares of its Common Stock. As part of the reverse, the total authorized shares of Common Stock were reduced to 500,000,000 shares.

Effective August 20, 2013, Embarr Downs, Inc. entered into a Share Exchange Agreement with Embarr Downs of California, Inc., pursuant to which, the Company agreed to exchange the outstanding common stock of Embarr Downs of California, Inc. held by the Embarr Downs of California, Inc. Shareholders (for the 1,000,000 shares listed above) for 38,400 shares of common stock and 4,000,000 Series A preferred stock of the Company. At the Closing, there were approximately 1,000,000 shares of Embarr Downs of California, Inc. common stock outstanding. Pursuant to the Share Exchange Agreement, the shares of Embarr Downs of California, Inc. common stock, were exchanged for 38,400 and 4,000,000 new shares of the Company’s common stock and Series A Preferred Stock, par value of $0.0001and $0.001 per share, respectively.  As a result of the Share Exchange Agreement and the other transactions contemplated thereunder, Embarr Downs of California, Inc. is now a wholly owned subsidiary of the Company. Also all officers and directors resigned as of August 20, 2013 and Joseph Wade was appoint as sole director of the Company and as President/CEO.  As part of the Merger, Sovereign Oil, Inc. was spun out and all shareholders of the Company as of August 20, 2013 received 1 share of Sovereign Oil, Inc. for each 50 shares owned of the Company.  Additionally all assets and liabilities of the Company were transferred to Sovereign Oil prior to Sovereign Oil being spun out.  Therefore, as of August 20, 2013, the Company will no longer own or have any rights in Sovereign Oil or any other assets that existed prior to August 20, 2013.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of Embarr Downs, Inc., with Embarr Downs of California, Inc. is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 38,400 and 4,000,000 shares of common stock and Series A preferred stock, respectively, issued to the shareholder of Embarr Downs of California, Inc., and its designees in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

Common Stock

The Certificate of Incorporation, as amended, authorizes the Company to issue up to 500,000,000 shares of Common Stock ($0.0001 par value).  As of the date hereof, there are 45,078,284 shares of our Common Stock issued and outstanding, which are held by 68 shareholders of record. All outstanding shares of Common Stock are of the same class and have equal rights and attributes.  Holders of our Common Stock are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore.

Series A Preferred

The Series A Preferred Stock consist of 5,000,000 authorized and 4,000,000 are issued and outstanding as of the date of this filing.  The Series A Preferred has the following terms and rights:

Dividend: No dividend rights

Ranks: Ranks superior to the Company’s Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

Conversion Provisions. Each Series A Preferred Share cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders.

Voting Rights. Except as otherwise required by law, each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to two thousand five hundred (2,500) Common Shares. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote together.

Series B Preferred

The Series B Preferred Stock consists of 2,000,000 authorized and 1,565,696 are issued and outstanding as of the date of this filing.  The Company issued to shareholders of record as of September 20, 2013 1 shares of the Company’s Series B Preferred Stock for every 2,500 shares of Common Stock held.  The Series B Preferred has the following terms and rights:

Dividend: No dividend rights

Ranks: All shares of Preferred Stock shall rank superior with all of the Corporation's Common Stock, $.0001 par value (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

Conversion Provisions.

(a)
The company may convert, at any time by an affirmative vote of the Board of Directors, the shares of the Series B Preferred Stock into Common Stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

(b)
Each share of the Series B Preferred Stock, unless previously converted, will automatically convert on August 31, 2018 (the “mandatory conversion date”), into a number of shares of common stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

Voting Rights. The holders of the mandatory convertible preferred stock do not have voting rights other than those specifically required by Nevada law.

(b) Debt Securities.

None.

(c) Other Securities To Be Registered.

None.

Item 10: Interests of Name Experts and Counsel.

The financial statements for Embarr Downs, Inc.  as of and for the period ended December 31, 2012 included in this prospectus have been audited MaloneBailey, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

Our legal counsel has provided an opinion on the validity of our common stock.  We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

Item 11: Information with Respect to the Registrant.

Business Of The Registrant

The Company's business is the buying, selling and racing of thoroughbreds that can race in the allowance and stakes levels of thoroughbred racing; however, the Company will initially begin in the claiming level of thoroughbred racing.   The Company intends to acquire 4-6 horses in its claiming division before acquiring horses for its allowance/stakes division.  These 4-6 horses will provide the Company with revenue and a foundation to build out a stakes level stable.  The Company’s main focus will be acquiring horses that will be capable of racing in stake race throughout the Country.

Stakes and allowance races are races in which the horses are not for sale.  Allowance races are a race other than claiming for which the racing secretary drafts certain conditions (see below for more details).  Stakes races are the top level races.  The purse money is significantly higher in allowance and stakes level races.  Claiming refers to the process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.  Claiming races are lowest level in thoroughbred racing.

The Company is seeking to raise a total of $900,000 in this registration statement to acquire additional thoroughbreds for its claiming and allowance/stakes divisions, which the Company may not be able to raise in order to acquire the thoroughbreds. The $900,000 is broken down as follows:  $200,000 to acquire 8 thoroughbreds for our claiming division, $400,000 to acquire  1-2 thoroughbred for our allowance/stables division, $180,000 for reserve for training fees associated with the thoroughbreds acquires (i.e. training and vet) and $120,000 in working capital.  The Company needs to raise the additional $600,000 to acquire 2-3 thoroughbreds for its allowance/stakes division.  The Company expects to acquire the 12-15 thoroughbreds by December 2014.  This is dependent on the Company's ability to raise the capital it needs and the availability of thoroughbreds that the Company desires to acquire. Once the Company acquires the initial 12-15 thoroughbreds, the Company expects to expand its operations into other states.   Refer to Liquidity and Capital Resources below for more information on the Company's plans to raise capital.

Our principal executive offices are located at various race tracks where the Company’s thoroughbreds are racing.  The company’s mailing address is 205 Del Mar #984, San Clemente, California 92674, and our telephone number is (949) 461-1471.

The Company is a developmental stage company.  Additionally, the Company's management has expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations.  The Company has insufficient capital to continue operations for the next 12 months.  The Company requires up to $40,000 to continue its current operations for the next 12 months. The officer, director and principal shareholder has verbally agreed to provide additional capital, up to $40,000, to the Company to funds it current operations until the Company can raise additional capital; however, there is no guarantee that our officers and directors will provide the loan to the Company.

Allowance/Stakes Level Racing

Stakes and allowance races are races in which the horses are not for sale.  Allowance races are a race other than claiming for which the racing secretary drafts certain conditions.  The racing secretary for each track drafts certain conditions that a horse must satisfy to be entered into allowance races at the track. These conditions are set forth in a “condition book” that is generally prepared every two weeks.  Stakes races are the top level races.  Stakes races are the top level races and normally have a nomination and entry fee to be entered into the race.  Additionally, there may be a starting fee.  A starting fee is the final fee to be paid when the horse is declared a starter after the starting gate opens. The purse money is significantly higher in allowance and stakes level races.  Allowance and stakes races may only account for 1-3 races per day at a track instead of the 5-9 claiming races a day at a track.  The higher the level in racing the fewer the number of races there are on an average day.

Claiming

A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price.  For example, in a $32,000 Claiming race all the horses are for sale for the purchase price of $32,000 plus applicable taxes.  The procedure for a claiming race is as follows:  the trainer puts a claim in for the horse prior to the race.  Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race. If two or more owners/trainers put a claim in on a horse than a "shake" occurs to determine who has purchased the horse.  A shake is when each claiming owner is assigned a number.  Then a racing official draws a number at random and the owner with corresponding number has purchased the horse.  Claiming races account for up to 80% of all thoroughbred races on a given day.  Allowance and stakes thoroughbred typically only race every 30 days and may race as often as every two weeks.

Timing Between Races

Allowance and stakes thoroughbred typically only race every 45-60 days and may travel outside California to race.  Claiming thoroughbreds typically only race every 30 days and may race as often as every two weeks.  Claimers race more often than allowance/stakes thoroughbreds due mainly to the smaller purses in claiming races.  The expenses related to training a claiming thoroughbred versus an allowance or stakes thoroughbred are approximately the same amount.  However, allowance/stakes thoroughbred’s purse typically will range from $50,000 to $5,000,000 while claiming purses typically range from $10,000 to $32,000.  The higher the average purse money in races that a thoroughbred runs in will allow the Company to provide more time for that thoroughbred to rest in between races since the revenue generated is higher from that thoroughbred.

Eligibility to Enter Races

Eligibility to enter a horse into a particular race is determined by the conditions applicable to the race as set forth on the racing card established by the racing secretary. Conditions take into account such factors as age, sex, winnings (including the number of races won, if any, the most recent win(s) and dollar amount of winnings) and state of birth. For claiming races, the claiming price represents, effectively, an additional racing condition because only horses with values consistent with the claiming price will be entered by their owners. We believe that there will be ample opportunities for our horses to race and we do not believe an absence of racing opportunities will limit our revenues.

Purse Money Distribution

In both allowance/stakes level races and claiming races, purse earnings received by the owner are typically net of commissions. Commissions are customarily 10% of purse earnings for the jockey, if the horse places in first, second or third, and 10% of purse earnings for the trainer and barn staff, if the horse places in first, second, third, fourth or fifth. Otherwise, commissions for the jockey, trainer and barn staff are a flat fee of typically $250.  The purse winnings are typically distributed as follows: 1st: 60%; 2nd: 20%; 3rd: 12%; 4th: 6%; 5th: 2%.  The rest of the field receives $250 per start.

Training and Development of Horses

The Company’s training program will not differ significantly between the claiming division and allowance/stakes division.  Each thoroughbred will follow essentially the same training program with the difference being in what distances the horses is expected to race.  The main difference between a claiming thoroughbred and an allowance/stakes is essentially the speed and talent of the thoroughbred. As any athlete, some thoroughbreds are blessed with more natural talent than others.

The trainer is the most significant person on the racing team with respect to the development of a thoroughbred. The primary responsibilities of a trainer are the development of the racing abilities of a thoroughbred and the execution of a racing strategy for generating racing revenues. In some cases, the strategy for a horse considered to have early racing potential may be to have it entered into races quickly to take advantage of its early maturation.  In other cases, horses may be entered into races more selectively in order to develop them at a more conservative pace. The trainer and our chief executive officer will select the races into which each horse is to be entered at the racetrack.

Once a thoroughbred has been entered in a race, a period of a few weeks to two months may elapse before the thoroughbred has recovered and is ready to race again. The factors relating to the length between races include the endurance, shape and health of the thoroughbred, the skill level and competition experience of the other thoroughbreds in the race and purse money typically ran by the thoroughbred. Trainers typically use these factors to determine where and when to race the thoroughbreds they are training in an effort to create attractive opportunities for the thoroughbred to win and generate revenues. Between races, thoroughbreds are generally ridden or walked every day. Training typically includes jogging, cantering or galloping most days and running (which is referred to as a workout or “fast work”) every seven days that it does not race. A workout consists of a timed run from three to five furlongs (one furlong equals 1/8 of a mile) and simulates a race for the thoroughbred.

Another key consideration in racing development is the selection of a jockey. Generally speaking, the trainer is responsible for jockey selection and the stature of the trainer is therefore important from the perspective of jockey selection as well. However, if our horses become eligible for and are entered into a Grade I stakes race, the jockey will be selected or approved by our chief executive officer. In each race, a jockey weight is assigned to each horse and that horse’s jockey must weigh in at the required weight in order for the horse to start (or within a number of pounds over the specified weight if a range is permitted by the racing secretary). Jockey weights are assigned based on a variety of factors that may include the horse’s age and prior win level. The jockey is generally entitled to a commission equal to 10% of the purse earning of a horse ridden by the jockey, if the horse places in first, second or third. The jockey is also entitled to a modest (for example, $100) flat fee that must be paid from the horseman’s account with the racing track.

Overview of the Horse Racing Industry in the U.S. and Canada

During 2010, there were 52,771 active thoroughbred racehorses in the U.S. and Canada. Those horses raced in a total of 5,918 thoroughbred races and earned approximately $1.1 billion in purse winnings. Thoroughbred horse races in 2010 attracting millions of spectators and aggregate handle of more than $11.9 billion at tracks and at off-site locations. The US Gross Domestic Product for thoroughbred racing, breeding, and related activities alone is over $39 billion, with the total horse industry contributing over $101 billion.

Pari-mutuel wagering is the prevalent form of wagering on horse racing events. Pari-mutuel wagering is a form of wagering in which wagers on horse races are aggregated in a commingled pool of wagers, called a mutual pool, and the payoff to winning customers is determined by both the total dollar amount of wagers in the mutual pool and the allocation of those dollars among the various kinds of bets. Unlike casino gaming, the customers bet against each other, and not against the operator, and therefore the operator bears no risk of loss with respect to wagering conducted except in the case of minimum payout bets. The pari-mutuel operator retains a pre-determined percentage of the total amount wagered, called the takeout, on each event, regardless of the outcome of the wagering event, and the remaining balance of the mutual pool is distributed to the winning customers. Of the percentage retained by the pari-mutuel operator, a portion is paid to the horse owners in the form of purses or winnings, which encourage the horse owners and their trainers to enter their horses in a track’s races. Pari-mutuel wagering on horse racing is the largest form of pari-mutuel wagering, and it is currently authorized in over 40 states of the United States and all provinces of Canada.

Over the past twenty years, live attendance at horse racetracks in the U.S. and Canada has declined substantially. The total number of races declined from 81,279 in 1990 to 52,771 in 2010. Pari-mutuel wagering on thoroughbred horseracing has declined by approximately 24% from a peak of $15.7 billion in 2003 to $11.9 billion in 2010. U.S. and Canadian purses, which represent the amount of available winnings in United States and Canadian thoroughbred horse races (including monies not won and returned to state breeder and other funds), have shown a more modest decrease, declining by about 4.8% over the same period, as illustrated in the table below:

The number of race days has also declined significantly. Since 1999, more than 25% of races, excluding major racing events such as the Kentucky Derby, the Belmont Stakes, the Preakness Stakes and the Breeder’s Cup and other racing events held on the same day, have been inadequately funded, meaning that the live handle contribution from all sources to the tracks and purse account was less than the purse paid out to horsemen, and approximately 49% of race days have not generated sufficient revenue to cover purses and the cost of running the day. Major racing events, however, continue to draw large crowds, earn high television ratings and attract substantial total handle.

Size of Thoroughbred Business

The US Gross Domestic Product for thoroughbred racing, breeding, and related activities alone is over $39 billion, with the total horse industry contributing over $101 billion.  There are an estimated 50,000 thoroughbred races each year attracting 60 million spectators and bets of more than $13 billion at the tracks and at off-site locations.

Deciding on Horse

When deciding on acquiring the horse the main pieces of information the Company relies on are breeding, past performance charts and race replays.

When deciding to claim a horse, the Company relies mostly on the thoroughbred's past performance.  This is because unlike a private sell or an auction, the Company cannot have a veterinarian check the horse prior to acquiring the thoroughbred.  The past performance will provide evidence to the soundness of the thoroughbred, the thoroughbred's willingness and ability to win and the length of race and turf types that the thoroughbred prefers.  The Company’s officers believe that the past performance indicates the level of competition the thoroughbred can win at and therefore it does indicate its value. However, the past performance may not accurately predict the future performance of the thoroughbred. In addition, to the thoroughbreds past performance the Company reviews the thoroughbred's pedigree, conformation, and dosage rating of the thoroughbred.  Once the Company has made initial decisions to acquire a thoroughbred, we review race replays and/or watch the thoroughbred gallop in morning workouts. During this phase we review athleticism to assist in determining whether to claim a particular horse. The qualities that make up the athleticism of a horse include its physical proportionality, its temperament and its balance. Unlike a private transaction or auction the Company cannot have a vet check out for the thoroughbred for soundness issues prior to the company acquiring the thoroughbred.  The Company relies on the past performance, race replays and watching morning workouts and/or gallops to determine the soundness of a particular thoroughbred it intends to acquire.  The Company also will have a veterinarian check the thoroughbred prior to acquiring the thoroughbred thereby provide the Company with a comprehensive report on the health and condition of the thoroughbred.  At an auction, the thoroughbred typically has not raced before and therefore does not have any past performances to rely on.  Therefore, the Company relies on ancestry, or bloodline, and the confirmation of the thoroughbred.

Allowance/Stakes Level Racing

Stakes and allowance races are races in which the horses are not for sale.  Allowance races are a race other than claiming for which the racing secretary drafts certain conditions (see below for more details).  Stakes races are the top level races.  The purse money is significantly higher in allowance and stakes level races.  Allowance and stakes races may only account for 1-3 races per day at a track instead of the 5-9 claiming races a day at a track.  The higher the level in racing the fewer the number of races there are on an average day.

The Company intends to acquire horses that it believes could compete at these levels.  The Company intends to acquire horses not only in the United States but other countries as well.  Few claimers ever will be able to consistently compete at the allowance or stakes level.  Therefore, the Company acquires horses through private purchases in an attempt to acquire horses that can race in these levels.   Typically, once a horse is acquired in a private sale it will be run in an allowance race to help gauge the talent level of the horse and then depending on the results the Company will move the horse or down in class as needed.

The Company does not expect to begin acquiring thoroughbreds capable of running in allowance or stakes races until it has obtained at least 8 thoroughbreds in its claiming division.  Thereby, the Company will have sufficient operations to maintain a stable cable of competing in the allowance/stakes level of racing.  The Company expects to begin acquiring thoroughbreds for its allowance/stakes division in March 2014 and will be required to raise additional capital of $600,000 (for a total of $1,100,000 need for this division) to fully build out an allowance/stakes division. The Company expects that it will be able to acquire 3-5 thoroughbreds for its allowance/stakes division, with the average thoroughbred costing approximately $150,000 - $200,000.  The Company will acquire its allowance/stakes horses through private purchases and auctions.  The Company expects to generate revenue from its allowance/stakes division through the purse winnings of its thoroughbreds; however, at this time this division is not generating any revenue.

Thoroughbreds in our allowance/stakes division may have 45 - 60 days in between races.  Typically, there is a longer period between races the higher the level the thoroughbred races.  This is primary due to the fact that the thoroughbred needs to be in better condition at the higher levels and that there are fewer races in the allowance/stakes divisions.  Thoroughbreds in this division follow the same training pattern as the thoroughbreds in our claiming division.  We believe that there will be ample opportunities for our horses to race and we do not believe an absence of racing opportunities will limit our revenues.

The Company expects to spend approximately $875,000 on the acquisition of the 3-5 thoroughbreds with the remaining $225,000 to be used for training and vet fees and any necessary travel to races outside of California.  The Company expects its on-going monthly expenses directly associated to the thoroughbreds in its claiming division to be approximately $50 to $125 per day for each thoroughbred the Company owns.  The fee depends on the trainer's fee and the amount of vet bills each thoroughbred requires.  The Company expects that it will incur expenses related to shipping a thoroughbred to race outside of California.  These expenses may range from $10,000 to $50,000.

The Company is dependent on obtaining the necessary financing to acquire thoroughbreds for its allowance/stakes division.  The Company expects that it will take up to 7 months to acquire the 5-6 thoroughbreds.  The Company will acquire its thoroughbreds as our capital position permit.  Although the Company expects it needs $1,100,000 to acquire 3-5 thoroughbreds for this division, we will begin acquiring the thoroughbreds as soon as our capital position allows the Company to do so.  As such, the faster the Company can raise the necessary capital the quick we can acquire the thoroughbreds.  The Company currently does not have an amount that would be required to acquire its initial thoroughbred for this division as our ability to acquire such thoroughbred is at least 8-9 months away.  As the Company gets closer to obtaining its 5 thoroughbreds in the claiming division, we will begin to identify possible thoroughbred to acquire for this division and then be able to calculate the minimum amount needed to acquire its initial thoroughbred cable or running allowance/stakes races.

The Company generates revenue from its allowance/stakes division from the purse winnings of the thoroughbred.  The Company does not expect to sell these thoroughbreds.   The Company expects that a thoroughbred will begin to generate revenue from purse winnings within 45-60 days from acquiring the thoroughbred.  The Company further expects that it will continue to receive revenue from the thoroughbred every 45-60 days from additional purse winnings.   The Company is currently not generating revenue from this division. The 45-60 day period between races affects the company’s cash flow by not providing monthly revenue from the particular thoroughbred; however, the higher purse values are expected to offset this.

The Company has not generated any revenue to date and has incurred net losses of ($967,036) since inception.

Breeding

The Company expects to begin its breeding program in January 2015.  The Company's breeding division will consist of those thoroughbreds breed to be sold in private transactions or auctions.  The Company will breed in California those thoroughbreds that it intends to race and will breed in Kentucky those that it intends to sale.  The Company expects that it will need to raise a minimum of an additional $2,000,000 to begin its breeding programs.  The breeding programs consist of the Company acquiring broodmares and paying stud fees to farms who own the studs.  The breeding season typically runs from February through May.  Under the rules of racing, every foal (a baby thoroughbred) is given a birthday of January 1 of the year of its birth regardless of its actual date of birth.  The Company will generate revenue from its breeding division through the sale of the foals and purse winnings from the foals the Company keeps.

The Company expects to begin its breeding program in January 2015.  However, we are dependent on raising the necessary capital to begin our breeding program.  As a result, we may have to delay the date we begin if we are unable to raise sufficient capital.  Any delay in raising the capital may cause significant delays in beginning the program since the breeding season only runs from February through May.   The Company expects to need to raise $2,000,000 to fully implement its breeding division.  The Company would expect to acquire 10 - 15 broodmares for approximately $1,000,000.  The Company expects to pay approximately $500,000 in stud fees to the owners of the stallions we decide to breed the mares with.   The Company also expects to spend $500,000 to be used to pay for the upkeep of the broodmares at the farm we decide to maintain the broodmares at.  The Company does not need to acquire or build its own facilities to begin its breeding program as we may maintain the broodmares at various farms in California or Kentucky.  The Company expects its on-going monthly expenses directly associated to the thoroughbreds in its breeding division to be approximately $10 to $17 per day for each broodmare.  The fee depends on the location of the farm and the amount of vet bills each broodmare may require.

The Company is dependent on obtaining the necessary financing to acquire broodmares and pay the necessary stud fees for its breeding division.  The Company will acquire begin the breeding program as our capital position permit.  Although the Company expects it needs $2,000,000 to acquire 5-10 broodmares for this division, we will begin acquiring broodmares as soon as our capital position allows the Company to do so.  As such, the faster the Company can raise the necessary capital the quick we can acquire the broodmares and pay for the stud fees.  The Company currently does not have a minimum amount that would be required begin this division as we don't expect to begin this division for 18-24 months.  As the Company gets closer to obtaining to December 2014, we will begin to identify possible broodmares to acquire for this division and then be able to calculate the minimum amount needed to begin the breeding division.

Revenue from Breeding Division

The Company will generate revenue from the sale of the foals from the Company's broodmares.  The foals may be sold as yearlings (1 year old) or as 2 years old.  They may be sold at an auction or private party transaction.  The Company does not expect to begin generating revenue from its breeding division until 2016.

The Company has not generated any revenue to date and has incurred net losses of ($987,259) since inception.

 Claiming

The Company's initially expects to acquire its initial 8 thoroughbreds through claiming race.  The company expects to maintain a stable of 8-10 thoroughbreds that will mainly run in claiming races; however, the Company expects to primarily focus its operations on acquiring thoroughbreds that are capable of running in allowance and stakes level races and developing a breeding program.

A claiming race is one in which all horses entered are eligible to be purchased by a licensed owner or indirectly through a trainer for the specified claiming price (see below for levels of claiming races).  For example, in a $32,000 Claiming race all the horses are for sale for the purchase price of $32,000 plus applicable taxes.  The procedure for a claiming race is as follows:  the trainer puts a claim in for the horse prior to the race.  Immediately upon the start of the race the horse is considered sold to the new owner, however, the previous owner maintains any purse winnings from that race. If two or more owners/trainers put a claim in on a horse than a "shake" occurs to determine who has purchased the horse.  A shake is when each claiming owner is assigned a number.  Then a racing official draws a number at random and the owner with corresponding number has purchased the horse.  Claiming races account for up to 80% of all thoroughbred races on a given day.

The intent behind claiming is to claim horses that are performing below the ability or have been mismanaged by the current owners or trainers.  Thereby, allowing the Company to move the horse up in class and make a profit on the horse being claimed for an amount higher than the Company paid.

Once the Company acquires a thoroughbred in its claiming division it may take up to 30 days before the thoroughbred may be able to race again.  The factors relating to the length between races include the endurance and shape of the thoroughbred, the availability of races and the skill level of the other thoroughbreds in the race.  The Company, along with our trainer, uses these factors to decide on where and when to race the thoroughbred so we can put the thoroughbred in the best possible position to win.  During this time the thoroughbred is usually ridden everyday as part of their training.  Thoroughbreds will jog or cantor most days.  The thoroughbred will typically gallop every 7 days that it does not race; this is referred to as a work out. A work out consists of a timed run from 3 furlongs up to 5 furlongs ( 1 furlong equals 1/8 of a mile) and simulates a race for the thoroughbred.

The Company expects the on-going monthly expenses directly associated to the thoroughbreds in its claiming division to be approximately $50 to $125 per day for each thoroughbred.  The fee depends on the trainer's fee and the amount of vet bills each thoroughbred requires.

The Company will acquire thoroughbreds as our capital position permits.  As such, even though the Company states that it needs $200,000 to acquire up to 8 thoroughbreds for its claiming division, the Company will begin acquiring thoroughbreds as its capital position allows it to do so.  If the Company is able to raise capital quicker than we currently expect, than we would acquire thoroughbreds at a faster pace.  Likewise, if we raise money at a slower rate, than we expect than we will acquire thoroughbreds at a slower pace.  Our ability and timing of the acquisition of the additional thoroughbreds is dependent on the Company raising the required capital to acquire the thoroughbred and to maintain the stable until our revenue is sufficient to cover the monthly costs of the thoroughbreds.    The Company expects to acquire the 8-10 thoroughbreds by the end of June 2013 and therefore provide the Company with the infrastructure and revenue to support our expansion of the allowance/stakes division; however, this is dependent on our ability to raise the required capital.

Revenue from Claiming Division

The Company generates revenue from its Claiming Division in two ways: (1) purse winnings and (2) sale of a thoroughbred. The Company expects that a thoroughbred will begin to generate revenue from purse winnings within 30 days from acquiring the thoroughbred. The Company further expects that it will continue to receive revenue from the thoroughbred every 30 days from additional purse winnings. The Company will also generate revenue if our thoroughbred is claimed by another stable. The Company expects that most thoroughbreds in its claiming division will be claimed from the Company within 12 months from the date we acquired the thoroughbred. For example, at the Del Mar meet 207 thoroughbreds, for $4,488,500, have been claimed from July 17 through August 29, 2013. A copy of the claims reports can be found at http://www.dmtc.com/racinginfo/claims/index.pdf. If a thoroughbred is claimed from the Company, we expect to use the revenue from the sale of the thoroughbred to acquire an additional thoroughbred to replace it. The main factor the Company uses when deciding to claim a thoroughbred is its past performance. The past performance will provide evidence to the soundness of the thoroughbred, the thoroughbred's willingness and ability to win and the length of race and turf types that the thoroughbred prefers. The Company’s officers believe that the past performance indicates the level of competition the thoroughbred can win at and therefore its indicate its value. However, the past performance may not accurately predict the future performance of the thoroughbred. This is explained in more detail above in the section “Deciding on Horse.” However, the Company may decide that a horse running a claiming race can race in allowance or stakes races. This usually occurs when a horse to dropped into a claimer race or has been poorly trained. For example, Mr. Wade acquired Rock Off by claiming him in February 2013 with the intention of racing him in allowance races and not in claiming races. The Company acquired Rock Off from Mr. Wade with the intention of also racing him in allowance races as well. The Company does not expect that Rock Off will be claimed from the Company within the next 12 months. As such, the company does not consider Rock Off to be part of the claiming division.

The Company has not generated any revenue to date and has incurred net losses of ($987,259) since inception.

Company’s Thoroughbreds

Name	DOB/Sex	Sire	Price
Rock Off(1)	2008/Gelding	Rock Hard Ten	$55,000
Street Car(2)	2006/Gelding	Street Cry	$8,000
Newfound Gold(3)	2007/Gelding	Newfoundland	$20,000

(1)	Rock Off was acquired by Joseph Wade, our CEO, on behalf of the Company. All rights to Rock Off have been transferred to our subsidiary, Embarr Downs of California.
(2)	Street Car was claimed on January 11, 2014 for $8,000.
(3)	Newfound Gold was claimed on January 18, 2014 for $20,000

Photos of the Thoroughbreds

Rock Off (December 1, 2013)	Street Car (January 12, 2014)	Newfound Gold (January 21, 2014)

Racing Statistics

Year	Starts	Win	Place	Show	Earnings	Avg/Start
2014	1	0	0	0	$750	$750
2013	1	1	0	0	$10,800	$10,800
Total	2	1	0	0	$11,550	$5,775

Description of Property

Our executive, administrative and operating offices are located at 205 Del Mar #974, San Clemente, California 92674.  The Company uses this address for mailing purposes since the Company's operations will be at the various racing tracks that its thoroughbreds are racing at.  The thoroughbreds claimed by the Company will be housed at facilities provided by the Company's trainers.

Involvement in Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Government Regulation

Horse racing is governed by the individual states through which mainly focus on regulating the pari-mutual wagering in horse racing.  In California, horse racing is regulated by the California Horse Racing Board and governed by the Business and Professions Code of California.  The Company's California owner’s license number is 904919 and it expires in December 2015.

Market Price and Dividends

Market Information

Our common stock trades on the OTC Bulletin Board under the trading symbol “EMBR”.  Currently there is only a limited, sporadic, and volatile market for our stock on the OTC.

The following table sets forth the high and low sales prices of our common stock as reported by the OTC for the periods indicated.  These prices represent prices between inter-dealer prices, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

Fiscal Year Ending August 30, 2014	Low	High
1st Quarter (September - November 2013)	$5.00	$10.00

Fiscal Year Ending August 30, 2013
1st Quarter (September - November 2012)	$20.00	$135.00
2nd Quarter (December - February 2012)	$5.00	$30.00
3rd Quarter (March - May 2013)	$25.00	$2,000.00
4th Quarter (June - August 2013)	$175.00	$3,000.00

Fiscal Year Ending August 30, 2012
1st Quarter (September - November 2011)	-	-
2nd Quarter (December - February 2012)	$25.00	$2,500.00
3rd Quarter (March - May 2012)	$25.00	$2,000.00
4th Quarter (June - August 2012)	$30.00	$2,250.00

Note: All prices in the above table are adjusted to reflect a 50,000-for-1 reverse stock split effected October 16, 2013.

Holders

There are 68 holders of the Company’s Common Stock.  There is three (3) holder of the Company’s Series A Preferred Stock and 65 holders of the Company’s Series B Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans.

The Company has authorized 25,000,000 to be issued under its 2013 Stock Incentive Plan.  The Company has issued 5,000,000 shares under this plan.

The Company has no outstanding options or warrants or any other convertible instruments.

Transfer Agent

The Company has retained Action Stock Transfer to serve as its transfer agent.

Dividends

The Company intends to begin to pay dividends.  The Company has decided to distribute at least 20% of its net purse winnings that the Company’s thoroughbreds generate.  However, our ability to pay dividends is subject to limitations imposed by Nevada law. Pursuant to Nevada Revised Statute 78.288, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.

Penny Stock Regulations and Restrictions on Marketability

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading, (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws, (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price, (d) contains a toll-free telephone number for inquiries on disciplinary actions, (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks, and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock, (b) the compensation of the broker-dealer and its salesperson in the transaction, (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock, and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock.  Therefore, stockholders may have difficulty selling their shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company generates revenue from its in two ways: (1) purse winnings and (2) sale of a thoroughbred.  The main source of revenue for the Company will be from the purse winnings from the claiming races that the Company’s thoroughbreds will be entered.  The purse winnings are distributed as follows: 1st: 60%; 2nd: 20%; 3rd: 12%; 4th: 6%; 5th: 2%.  The rest of the field receives $250 per start.  There are no fees to enter a thoroughbred in a claiming race.

Thoroughbred racing is unpredictable and variable. Thoroughbreds typically race every 30-45 days.  Additionally, the Company may decide to wait longer for an upcoming race that favors a horse.   As such, our revenue stream may be affected by the uncertainty of when a thoroughbred would be able to race again.  This could impact our cash flow from operations and make it difficult to meet recurring operating expenses.

Eligibility to enter a horse into a particular race is determined by the conditions applicable to the race as set forth on the racing card established by the racing secretary. Conditions take into account such factors as age, sex, winnings (including the number of races won, if any, the most recent win(s) and dollar amount of winnings) and state of birth. For claiming races, the claiming price represents, effectively, an additional racing condition because only horses with values consistent with the claiming price will be entered by their owners. For claiming races, there is no person who determines the value of the horse prior to entering the horse into a race.  Owners and trainers make the decision of what level of claiming race the horse will be entered on their own accord.  We believe that there will be ample opportunities for our horses to race and we do not believe an absence of racing opportunities will limit our revenues.

Revenue

The Company has not generated revenue from Inception (February 23, 2012) through November 30, 2013.

Operating Expenses

The Company had the following operating expenses:

			From Inception on
	Three Months ending	Three Months ending	February 23, 203 through
	November 30, 2013	November 30, 2012	November 30, 2013

Operating Expenses
Thoroughbred research	$29	$459	$7,178
Thoroughbred expenses	8,339	-	8,339
Depreciation	3,056	-	3,056
Stock issued for services	945,000	-	945,000
General and administrative expense	10,612	1,500	23,686
Total Operating Expenses	967,036	1,959	987,259

Liquidity and Capital Resources

The following is a summary of our balance sheet as of November 30, 2013 and August 30, 2013 respectively:

	November 30, 2013	August 31, 2013

ASSETS:
Current assets:
Cash or cash equivalents	$20,353	$2,902
Thoroughbreds	51,944	55,000

Total assets	$72,297	$57,902

In the opinion of management, available funds will not satisfy our growth requirements for the next twelve months. We believe our currently available capital resources will allows us to begin operations within our natural resource division and maintain its operation over the course of the next 12 months; however, our other expansion plans would be put on hold until we could raise sufficient capital

Timing needs for Funding

Immediate needs (current through June 2014)

$900,000: This capital is intended to be used to claim the 8 additional thoroughbreds for our claiming division, 2 thoroughbreds for our allowance/stakes division and general expenses.  The $900,000 is broken down as follows:  $200,000 to acquire 8thoroughbreds for our claiming division, $4000,000 to acquire  2 thoroughbreds for our allowance/stables division, $130,000 for reserve for training fees associated with the thoroughbreds acquires (i.e. training and vet) and $120,000 in working capital.  The Company expects the monthly costs of the thoroughbreds to be approximately $30,000 per month.  The Company’s reserve of $130,000 for the thoroughbred’s monthly costs is intended to provide the company approximately 4 months of expenses for the thoroughbreds acquired.

The expenses directly associated to each thoroughbred acquired are $50 - $125 per day depending on the trainer and the vet needs of each thoroughbred. The Company expects to begin generating revenue from within 30-45 days of the acquisition of a thoroughbred in its claiming division.  The revenue will consist of purse winning and from any thoroughbred claimed from our stable.  If a thoroughbred is claimed from us we intend to use the revenue from the claim to acquire a replacement thoroughbred.

The Company's current monthly burn rate is between $8,700 - $10,000 per month, which includes approximately $6,000 for training fees associated with the Company’s thoroughbreds and approximately $2,000 associated with being a reporting company.   The Company's monthly burn rate consists of the direct costs of the thoroughbreds the Company has acquired (such as training and vet fees) and the expected on-going general expenses of the Company (such as filing fees, audits and general administrative expenses). Once the Company acquires the 4 additional thoroughbreds for its claiming division, the Company's monthly burn rate is expected to be $30,000 including $28,000 in thoroughbred expenses and $2,000 in fees associated to be a reporting company.

The company has included the $130,000 reserve since the Company expects it will take approximately 25 – 30 days from the date a thoroughbred is acquired before revenue may be generated from its purse winnings.  As such the Company has included the initial months expenses of approximately $28,000 (as in the above stated financing requirements to cover the initial month's burn rate for the thoroughbreds acquired with the above referred to financing.  The remaining amount is considered a reserve for the thoroughbred expenses incurred by the Company. The Company expects to begin generating revenue within 30-45 days of the acquisition of the thoroughbreds in its claiming division and as such the on-going monthly burn rate should be covered by the revenue generated from the thoroughbreds.  However, there is no guarantee that the Company's revenue would be able to cover the Company's monthly burn rate.

If the Company's revenue is not sufficient to cover the monthly burn rate, the Company would be required to raise additional funds to cover those expenses. The Company will not know the amount that would be required to be raised to cover the monthly burn rate until the Company is able to determine what its monthly revenue is.

If the Company's revenue is not sufficient to cover the monthly burn rate and the Company cannot raise additional funds to cover those expenses, then the Company would have to sell its thoroughbreds.  This may require the Company to sell its thoroughbreds for less than the Company purchased the thoroughbred.

Short-term needs (July 2014 – December 2014)

$600,000: This amount includes $500,000 to acquire the 2 thoroughbreds for our allowance/stakes division, $100,000 related to the costs associated to the thoroughbred (i.e. training and vet).

Once the Company has a total of 8-10 thoroughbreds in our claiming division and the 3-5 thoroughbreds in its allowance/stakes division, the Company's monthly burn rate is expected to be $55,000.  The Company has included $100,000 in the above stated financing requirements to cover the increases in the monthly burn rate for the thoroughbreds it acquires. The Company's thoroughbreds are expected to begin generating revenue within 30 days of its acquisition and as such the on-going monthly burn rate would be covered by the revenue generated from the thoroughbreds.  However, there is no guarantee that the Company's revenue would be able to cover the Company's monthly burn rate. There is no guarantee that the provided estimates on our burn rates will be our actual burn rates.

If the Company's revenue is not sufficient to cover the monthly burn rate, the Company would be required to raise additional funds to cover those expenses.  The Company will not know the amount that would be required to be raised to cover the monthly burn rate until the Company is able to determine what its monthly revenue is.

Long-term needs (January 2015 through December 2015)

$2,000,000:  These funds are expected to be used for the Company's breeding division.  The Company expects to need to raise $2,000,000 to fully implement its breeding division.  The Company would expect to acquire 5-10 broodmares for approximately $1,000,000.  The Company expects to pay approximately $500,000 in stud fees to the owners of the stallions we decide to breed the mares with.   The remaining $500,000 is expected to be used to pay for the upkeep of the broodmares at the farm we decide to maintain the broodmares at.  The Company does not need to acquire or build its own facilities to begin its breeding program as we may maintain the broodmares at various farms in California or Kentucky.  The Company expects its on-going monthly expenses directly associated to the thoroughbreds in its claiming division to be approximately $10 to $20 per day for each broodmare.  The fee depends on the location of the farm and the amount of vet bills each broodmare may require.   The Company does not expect to begin generating revenue from its breeding program until 2016 which will be generated from the sale of our foals.   There is no guarantee that the provided estimates on our burn rates will be our actual burn rates.

Once the Company has a total of 12 thoroughbreds in our claiming division, the 3-5 thoroughbreds in its allowance/stakes division and the 5-10 broodmares in our breeding division the Company's monthly burn rate is expected to be $100,000.

The Company has included $500,000 in the above stated financing requirements to cover the expected monthly burn rate of the broodmares and their foals for 2 years.  The Company decided to set aside 2 years of expenses per broodmare it acquires because the Company does not expect to be able to generate any16 revenue from its breeding division for at least 18-24 months.  As such, the monthly expenses for the breeding will be covered by the $500,000 reserved for those purposes.

Claiming Division funding from above capital

The Company will acquire its thoroughbreds as our capital position permit.  As such, even though the Company believes that it needs $400,000 to fully begin its claiming division, the Company will begin acquiring thoroughbreds as its capital position allows it to do so.  This is why the Company believes it will only initially be able to acquire 1 thoroughbred per month since the amount of capital raised or available will limit the Company's ability to purchase thoroughbreds.  If the Company is able to raise capital quicker than we currently expect, than we would acquire thoroughbreds at a faster pace.  Likewise, if we raise money at a slower rate, than we expect than we will acquire thoroughbreds at a slower pace.  Our ability and timing of the acquisition of the additional thoroughbreds is dependent on the Company raising the required capital to acquire the thoroughbred and to maintain the stable until our revenue is sufficient to cover the monthly costs of the thoroughbreds.   The Company expects to acquire the 12 thoroughbreds by the end of June 2014 and therefore provide the Company with the infrastructure and revenue to support our expansion of the allowance/stakes division; however, this is dependent on our ability to raise the required capital.

Allowance/Stakes Division funding from above capital

The Company is dependent on obtaining the necessary financing to acquire thoroughbreds for its allowance/stakes division.  The Company expects that it will take up to 7 months to acquire the 5-6 thoroughbreds.  The Company will acquire its thoroughbreds as our capital position permit.  Although the Company expects it needs $1,200,000 to acquire 5-6 thoroughbred for this division, we will begin acquiring the thoroughbreds as soon as our capital position allows the Company to do so.  As such, the faster the Company can raise the necessary capital the quick we can acquire the thoroughbreds.

Breeding Division funding from above capital

The Company is dependent on obtaining the necessary financing to acquire broodmares and pay the necessary stud fees for its breeding division.  The Company will acquire begin the breeding program as our capital position permit.  Although the Company expects it needs $2,000,000 to acquire 5-10 broodmares for this division, we will begin acquiring broodmares as soon as our capital position allows the Company to do so.  As such, the faster the Company can raise the necessary capital the quick we can acquire the broodmares and pay for the stud fees.  The Company currently does not have a minimum amount that would be required begin this division as we don't expect to begin this division for 15-18 months.  As the Company gets closer to obtaining to our expected breeding dates, we will begin to identify possible broodmares to acquire for this division and then be able to calculate the minimum amount needed to begin the breeding division.

Pro Forma

The Company has created a Pro Forma for 2014 and 2015 based upon the above referenced financing needs.  The Pro Forma is below and a copy with expenses broken out in detail is attached as Exhibit 99.1.  The Pro Forma was created based on the Company’s ability to successfully raise the $1,500,000 by the end of 2014, as indicated above.  The Pro Forma only includes revenue and expenses related to its racing operations (Claims, Allowance and Stakes divisions) and does not include any expenses or revenue associated with the proposed breeding division or other corporate expenses.  There is no guarantee that the Company will be able to obtain the revenue estimated contained in the Pro Forma or obtain the financing that the Pro Forma is based upon on.

Calendar 2014

	January	February	March	April	May	June	July	August	September	October	November	December
Purse	$0	$5,568	$13,920	$19,488	$37,217	$48,353	$62,273	$68,866	$75,458	$82,051	$88,644	$95,237
Expenses	$33,400	$41,864	$50,884	$61,798	$75,143	$92,071	$97,305	$101,073	$104,842	$108,610	$112,379	$116,147
Profit (Loss)	($33,400)	($36,296)	($36,964)	($42,310)	($37,927)	($43,718)	($35,032)	($32,208)	($29,383)	($26,559)	($23,735)	($20,911)

Calendar 2015

	January	February	March	April	May	June	July	August	September	October	November	December
Purse	$101,830	$108,422	$115,015	$128,068	$128,201	$134,794	$141,386	$147,979	$154,572	$161,165	$167,758	$170,870
Expenses	$119,916	$123,684	$127,453	$131,222	$134,990	$138,759	$142,527	$146,296	$150,064	$153,833	$157,602	$160,674
Profit (Loss)	($18,086)	($15,262)	($12,438)	($9,614)	($6,789)	($3,965)	($1,141)	$1,683	$4,508	$7,332	$10,156	$10,196

Dividend Policy

The Company has not paid dividends on its Common Stock in the past.   The Company has decided to distribute at least 20% of its net purse winnings that the Company’s thoroughbreds generate.  However, our ability to pay dividends is subject to limitations imposed by Nevada law. Pursuant to Nevada Revised Statute 78.288, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Accounting and Audit Plan

In the next twelve months, we anticipate spending approximately $20,000 - $30,000 to pay for our accounting and audit requirements.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to our financial statements included in this prospectus. We have consistently applied these policies in all material respects.  Below are some of the critical accounting policies:

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: purse winnings from racing horses and selling its horses in claiming races. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as horse races are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Research and Development

Costs associated with the thoroughbred research are charged to expense as incurred. $7,178 incurred in the period from inception on October 10, 2012 to the period ended November 30, 2012 for research and development costs.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Depreciation schedule

The Company depreciates horses that it acquires a 50% or greater position in.  The Company depreciates the horse via straight-line depreciation over its useful life of 3 years.

Basic and diluted net loss per share

The Company computes loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using treasury stock method, and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. Common stock equivalents pertaining to the convertible debt, options, warrants and convertible preferred shares were not included in the computation of diluted net loss per common share because the effect would have been anti-dilutive due to the net loss for the years ended August 31, 2013 and 2012.

Stock-based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation" established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument. The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value. The Company accounts for share based payments to non-employees in accordance with ASC 505-50 “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the JOBS Act. We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•
not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (we also will not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $ 75 million as of the last business day of their most recently completed second fiscal quarter);

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. In other words, an “emerging growth company” can delay the adoption of such accounting standards until those standards would otherwise apply to private companies until the first to occur of the date the subject company (i) is no longer an “emerging growth company” or (ii) affirmatively and irrevocably opts out of the extended transition period provided in Securities Act Section 7(a) (2) (B). The Company has elected to take advantage of this extended transition period and, as a result, our financial statements may not be comparable to the financial statements of other public companies. Accordingly, until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a) (2) (B), upon the issuance of a new or revised accounting standard that applies to your financial statements and has a different effective date for public and private companies, clarify that we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Change in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Registrant is a smaller reporting company and is not required to provide this information

Sale of Unregistered Securities

On September 20, 2013, the Company executed a Fifty Thousand to One (50,000:1) reverse stock split of issued and outstanding shares of its Common Stock. As part of the reverse, the total authorized shares of Common Stock were reduced to 500,000,000 shares. The Company accounted for the reverse stock split retrospectively and is presented accordingly in the Company’s consolidated financial statements.

Effective August 20, 2013, Embarr Downs, Inc. entered into a Share Exchange Agreement with Embarr Downs of California, Inc., pursuant to which, the Company agreed to exchange the outstanding common stock of Embarr Downs of California, Inc. held by the Embarr Downs of California, Inc. Shareholders (for the 1,000,000 shares listed above) for 38,400 shares of common stock and 4,000,000 Series A preferred stock of the Company. At the Closing, there were approximately 1,000,000 shares of Embarr Downs of California, Inc. common stock outstanding. Pursuant to the Share Exchange Agreement, the shares of Embarr Downs of California, Inc. common stock, were exchanged for 38,400 and 4,000,000 new shares of the Company’s common stock and Series A Preferred Stock, par value of $0.0001and $0.001 per share, respectively.  As a result of the Share Exchange Agreement and the other transactions contemplated thereunder, Embarr Downs of California, Inc. is now a wholly owned subsidiary of the Company. Also all officers and directors resigned as of August 20, 2013 and Joseph Wade was appoint as sole director of the Company and as President/CEO.  As part of the Merger, Sovereign Oil, Inc. was spun out and all shareholders of the Company as of August 20, 2013 received 1 share of Sovereign Oil, Inc. for each 50 shares owned of the Company.  Additionally all assets and liabilities of the Company were transferred to Sovereign Oil prior to Sovereign Oil being spun out.  Therefore, as of August 20, 2013, the Company will no longer own or have any rights in Sovereign Oil or any other assets that existed prior to August 20, 2013.

On August 22, 2013 the Company acquired a thoroughbred named Rock Off from Joseph Wade, CEO, for $55,000. As part of the acquisition the company issued 9,800 shares of Common Stock to Joseph Wade with a fair value of $49,000 and issued a promissory note for $6,000. The note is unsecured, non-interest bearing and matures on December 31, 2014. The acquisition of thoroughbred was accounted for as cost basis.

On November 21, 2013, the Company issued 40,000,000 shares of Common Stock to our CEO.  These shares were issued pursuant to the Personal Services Agreement executed on November 21, 2013.  These shares are subjected to a lock up agreement whereby the shares shall be restricted from resale for 10-years from the date of issuance.  Our CEO gifted 6,000,000 of these shares to family and friends.  The gift shares are also subjected to the lock up agreement.  The Company booked 3an $840,000 (or $0.021 per share) expense related to this issuance.

Identification of Directors and Executive Officers.

Name	Age	Position
Joseph Wade	38	President, Director

Joseph Wade, President/Director.

Joseph Wade, President/Director.  Mr. Wade is our President and a member of the Board of Directors. In February 2012, Mr. Wade founded Embarr down.  Since 2007, Mr. Wade has been involved in personally owning and racing thoroughbreds in California, New York, Pennsylvania, West Virginia and Maryland.  Mr. Wade also formed Capall Stables in October 2012, which was also engaged in owning and racing thoroughbreds; however, Capall Stables ceased operations. Since July 2000, Mr. Wade has worked as the President of Thoroughbred Management Group, his family’s company, which is involved in investing in various thoroughbred ventures.   In March 2013, Mr. Wade dissolved Thoroughbred Management Group since pursuant to CHRB rule 1787 Mr. Wade may not use his personal name for racing purposes since the Company has a registered stable name.

Mr. Wade devotes approximately 30 hours per week, or about 50% of his time, to the Company.

Except as stated above, none of the Companies or entities Mr. Wade has previously worked for is a parent, subsidiary or other affiliate of the Company.

Due to Mr. Wade’s experience in owning and racing thoroughbreds, the shareholders felt Mr. Wade should serve as a director of the Company.

The foregoing persons are promoters of Embarr Downs as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Conflicts of Interest

Mr. Wade formed Capall Stables in October 2012, which is also engaged in owning and racing thoroughbreds.  Capall Stables ceased operations in October 2013. Pursuant to California Horse Racing Board Rule 1787, Mr. Wade may not race any thoroughbred under his name.  As a result, any thoroughbred personally owned by Mr. Wade must be transferred to the Company to race in California or any other state the Company is licensed to race in.

Mr. Wade’s prior experience with other companies with similar business plans and his engagement in other similar businesses, provide him a significant information advantage over the Company in the valuation of thoroughbreds at the time of purchase or sale given the limited “market” for thoroughbreds.   The company limits this conflict by the following methods:

 (1), Pursuant to California Horse Racing Board Rule 1787, Mr. Wade may not race any thoroughbred under his license and may only enter thoroughbreds under Embarr Downs’ license; and

(2) Mr. Wade has agreed not to purchase or acquire by any means an interest in a thoroughbred that is not in turn sold to the Company for the amount paid by Mr. Wade.

For example, the Company acquired Rock Off from Mr. Wade for $55,000 which was the amount Mr. Wade paid in cash to acquire the rights to Rock Off.  In exchange for Rock Off, the Company issued Mr. Wade common shares in the amount of $49,000 and a note payable of $6,000 thereby; limiting, the Company’s cash risk to $6,000.

The Company’s valuation methodology is not reviewed by an unrelated third party.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible independent board members in the next six months.

Our principal executive and principal financial officers have evaluated the effectiveness of our disclosure controls and procedures, as defined in Rules 13a – 15(e) and 15d – 15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods required under the SEC’s rules and forms and that the information is gathered and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure.

Our principal executive officer and principal financial officer evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) as of the end of the period covered by this report. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this report.

The reason we believe our disclosure controls and procedures are not effective is because:

1.	No independent directors;
2.	No segregation of duties;
3.	No audit committee; and
4.	Ineffective controls over financial reporting.

As of November 30, 2013, the Company has not taken any remediation actions to address these weaknesses in our controls even though they were identified in 2013.  The Company’s management expects, once it is in the financial position to do so, to hire additional staff in its accounting department to be able to segregate the duties.  The Company expects that the expense will be approximately $60,000 per year which would allow the Company to hire 2 new staff members.

This 10-Q does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to Rule 308(b) of Regulation S-K.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

1.	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

2.
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance  with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and

3.	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of August 30, 2013. Based on this assessment, management concluded that the Company did not maintain effective internal controls over financial reporting as a result of the identified material weakness in our internal control over financial reporting described below. In making this assessment, management used the framework set forth in the report entitled Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. The COSO framework summarizes each of the components of a company's internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring.

Identified Material Weakness

A material weakness in our internal control over financial reporting is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected.

Management identified the following material weakness during its assessment of internal controls over financial reporting as of November 30, 2013:

Independent Directors:  The Company intends to obtain at least 2 independent directors at its 2014 annual shareholder meeting.  The cost associated to the addition in minimal and not deemed material.

No Segregation of Duties/ Ineffective controls over financial reporting:  The company intends to hire additional staff members, either as employees or consultants, prior to December 31, 2014.  These additional staff members will be responsible for making sure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required and will the staff members will have segregated responsibilities with regard to these responsibilities.  The costs associated with the hiring the additional staff members will increase the Company's Sales, General and Administration (SG&A) Expense.  It is anticipated the cost of the new staff members will be approximately $40,000 per year.

No audit committee: After the election of the independent directors at the 2014 annual shareholder meeting, the Company expects that an Audit Committee will be established.  The cost associated to the addition an audit committee are minimal and not deemed material.

Resources: As of November 30, 2013, we have no full-time employees with the requisite expertise in the key functional areas of finance and accounting.  As a result, there is a lack of proper segregation of duties necessary to insure that all transactions are accounted for accurately and in a timely manner.

Written Policies & Procedures: We need to prepare written policies and procedures for accounting and financial reporting to establish a formal process to close our books monthly on an accrual basis and account for all transactions, including equity transactions, and prepare, review and submit SEC filings in a timely manner.

Management’s Remediation Initiatives

As our resources allow, we will add financial personnel to our management team.  We plan to prepare written policies and procedures for accounting and financial reporting to establish a formal process to close our books monthly on an accrual basis and account for all transactions, including equity transactions.  We will also create an audit committee made up of our independent directors.

As of November 30, 2013, the Company has not taken any remediation actions to address these weaknesses in our controls even though they were identified during the year ending August 30, 2013.  The Company’s management expects, once it is in the financial position to do so, to hire additional staff in its accounting department to be able to segregate the duties.  The Company expects that the expense will be approximately $60,000 per year which would allow the Company to hire 2 new staff members.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future.  Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.

Since we do not currently pay any compensation to our officers or directors, we do not have a compensation committee.  If we decide to provide compensation for our officers and directors in the future, our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our directors and officers meet the highest standards of ethical conduct. The Code of Ethics requires that our directors and officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.  A copy of the Company's code of ethics has been attached to this registration statement as Exhibit 14.

Executive Compensation

The Companies’ officers and director have received the annual salary listed below for the services rendered on behalf of the Company:

Name and				Stock	All other
Principal Position	Year	Salary	Bonus	Awards	Compensation	TOTAL
Joseph Wade, President, CEO, Director	2013	$120,000	0	840,000	0	960,000
	2012	$3,000	0	0	0	3,000

Transactions with Related Persons

Joseph Wade, our CEO, has contributed a total amount of $43,177 which includes $37,177 for cash lent to the Company and $6,000 for the purchase of Rock Off.  The Company has not repaid any of the amounts owed to Mr. Wade.

On August 22, 2013 the Company acquired a thoroughbred named Rock Off from Joseph Wade, CEO, for $55,000. As part of the acquisition the company issued 9,800 shares of Common Stock to Joseph Wade with a fair value of $49,000 and issued a promissory note for $6,000. The note is unsecured, non-interest bearing and matures on December 31, 2014. The acquisition of thoroughbred was accounted for as cost basis.

On November 21, 2013, the Company entered into a Personal Services Agreement (PSA) with our CEO.  The material terms of the PSA are as follows:

Term: 10 Years
Salary: $120,000
Stock Awards: 40,000,000 subject to a 10-year lock up agreement and 1,000,000 from the Company’s S-8 upon execution of the PSA.
Allowances: Our CEO may receive allowances up $3,000 per month.

On November 21 2013, the Company issued 40,000,000 shares of Common Stock to our CEO.  These shares were issued pursuant to the Personal Services Agreement executed on November 21, 2013.  These shares are subjected to a lock up agreement whereby the shares shall be restricted from resale for 10-years from the date of issuance.  Our CEO gifted 6,000,000 of these shares to family and friends.  The gift shares are also subjected to the lock up agreement.  The Company booked an $840,000 (or $0.021 per share) expense related to this issuance.

On November 21 2013, the Company issued 1,000,000 shares of its S-8 to our CEO as part of the personal services agreement. The Company booked a $21,000 (or $0.021 per share) expense related to this issuance.

On November 21, 2013, the Company issued 1,000,000 shares from its S-8 to its Director of Communication. The Company booked a $21,000 (or $0.021 per share) expense related to this issuance.

On November, 21, 2013, the Company issued 1,500,000 shares from its S-8 to its Director of Marketing.  Our Director or Marketing is the girlfriend of our CEO. The Company booked a $31,500 (or $0.021 per share) expense related to this issuance.

On November, 21, 2013, the Company issued 1,500,000 shares from its S-8 to LCL Group.  LCL Group is owned by our CEO’s mother. The Company booked a $31,500 (or $0.021 per share) expense related to this issuance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company, 205 Ave. Del Mar #974, San Clemente, CA 92674.

Name and Address	Common Stock Shares	Percentage	Series A Preferred Stock Shares	Percentage	Series B Preferred Stock Shares	Percentage	Total Voting
	Beneficially Owned	Class	Beneficially Owned	Class	Beneficially Owned	Class	Power

Joseph Wade	34,000,000	75.42%	3,400,000	85.26%	794,000	50.71%	84.96%
LCL Group(1)	1,502,400	3.33%	475,000	11.91%	48,000	3.07%	11.83%
Matt Billington	4,000,000	8.87%	0	0.00%	0	0.00%	0.04%

 (1) The President of LCL Group is the mother of our CEO.

Director Independence

The OTC Markets, where our shares of common stock are quoted under the symbol “EMBR”, does not have any director independence requirements.  In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15).  Based on these widely-accepted criteria, we have determined that none of our directors are independent at this time.

No member of management is or will be required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, New York Stock Exchange (NYSE), American Stock Exchange (AMEX), and NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees.  As a result, these directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings involving Embarr Downs, Inc.

During the past ten (10) years Mr. Wade has not been the subject of the following events:

1)	Any bankruptcy petition filed by or against any business of which Mr. Wade was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;

3)
An order, judgment, or decree, not subsequently reversed, suspended or vacated, by any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting either Mr. Wade’s involvement in any type of business, securities or banking activities; and

4)
Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 11A: Material Changes.

Not Applicable.

Item 12: Incorporation of Certain Information by Reference.

We are not incorporating certain information by reference.

Item 12A: Commission Position of Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580,  100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

EMBARR DOWNS, INC.
(A Development-Stage Company)

FINANCIAL STATEMENTS

Embarr Downs, Inc.
(A Development Stage Company)
Balance Sheet (Unaudited)

	November 30, 2013	August 31, 2013

ASSETS:
Current assets:
Cash or cash equivalents	$20,353	$2,902
Thoroughbreds	51,944	55,000

Total assets	$72,297	$57,902

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable	$6,254	$-
Notes payable- related party	43,177	13,000
Total liabilities	49,431	13,000

Shareholders’ Deficit:
Preferred Stock Series A, Par Value $.001, 5,000,000 shares authorized, 4,000,000 and 4,000,000 issued and outstanding, respectively	4,000	4,000
Preferred Stock Series B, Par Value $.001, 2,000,000 shares authorized, 1,565,696 and 0 issued and outstanding, respectively	1,566	-
Common Stock, Par Value $.0001, 500,000,000 shares authorized, 45,078,284 and 78,284 issued and outstanding, respectively.	4,508	8
Additional Paid In Capital	1,000,051	61,117
Deficit accumulated in the development stage	(987,259)	(20,223)
Total shareholders' deficit	22,866	44,902
Total liabilities and shareholders' deficit	$72,297	$57,902

The accompanying notes are an integral part of these unaudited financial statements.

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Expenses (Unaudited)

			From Inception on
	Three Months Ended	Three Months Ended	February 23, 2012 through
	November 30, 2013	November 30, 2012	November 30, 2013

Operating Expenses
Thoroughbred research	$29	$459	$7,178
Thoroughbred expenses	8,339	-	8,339
Depreciation	3,056	-	3,056
General and administrative expense	955,612	1,500	968,686
Total Operating Expenses	967,036	1,959	987,259
Operating Income	(967,036)	(1,959)	(987,259)
Provisions for Income Tax	-	-	-
Net Loss	$(967,036)	$(1,959)	$(987,259)

Net Loss Per Share, Basic and Diluted	$(0.19)	$(0.05)
Weighted Average Number of Shares Outstanding	5,023,339	38,400

The accompanying notes are an integral part of these unaudited financial statements.

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Cash Flows (Unaudited)

			From Inception on
	Three Months Ended	Three Months Ended	February 23, 2012 through
	November 30, 2013	November 30, 2012	November 30, 2013
Cash flows from operating activities	(Unaudited)	(Unaudited)	(Unaudited)
Net Loss	$(967,036)	$(1,959)	$(987,259)
Depreciation	3,056	-	3,056
Stock Based Compensation	945,000	-	945,000
Changes in assets and liabilities:
Accounts Payable	6,254	-	6,254
Net cash used in operating activities	(12,726)	(1,959)	(32,949)

Cash flows from financing activities
Proceeds from sale of common stock	-	-	3,125
Contributed capital	-	3,000	13,000
Proceeds from note issued to related party	30,177	-	37,177
Net cash provided by financing activities	30,177	3,000	53,302
Net increase (decrease) in cash	17,451	1,041	20,353
Cash balance, beginning of periods	2,902	1,575	-

Cash balance, end of periods	$20,353	$2,616	$20,353

Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Noncash financing and investing activities:
Stocks and note payable issued to purchase thoroughbreds by related party	$-	$-	$55,000
Stock Issued for Reverse Merger	$-	$-	$3
Series B Preferred Shares dividends issued to Common Stock Shareholder	$1,566	$-	$1,566

The accompanying notes are an integral part of these unaudited financial statements.

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' (Deficit) Equity (Unaudited)

	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Additional	Accumulated	Total
							Paid		Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit	Equity
Balance, February 23, 2012 (Inception)	-	$-	-	$-	-	$-	$-	$-	$-
Common shares issued for cash	38,400	4	4,000,000	4,000	-	-	(879)	-	3,125
Contributed Capital	-	-	-	-	-	-	5,000	-	5,000
Net loss	-	-	-	-	-	-	-	(6,550)	(6,550)
Balance, August 31, 2012	38,400	4	4,000,000	4,000	-	-	(4,121)	(6,550)	1,575

Reverse merger adjustment	30,084	3	-	-	-	-	(3)	-	-
Common shares issued for thoroughbred	9,800	1	-	-	-	-	48,999	-	49,000
Contributed Capital	-	-	-	-	-	-	8,000	-	8,000

Net loss	-	-	-	-	-	-	-	(13,673)	(13,673)
Balance, August 31, 2013	78,284	8	4,000,000	4,000	-	-	61,117	(20,223)	44,902
Shares issued for services	45,000,000	$4,500	-	-	-	-	940,500	-	945,000
Series B Dividend	-	-	-	-	1,565,696	1,566	(1,566)		-0
Net Loss								(967,036)	(967,036)
Balance, November 30, 2013	45,078,284	4,508	4,000,000	4,000	1,565,696	1,566	1,000,051	(987,259)	22,866

The accompanying notes are an integral part of these unaudited financial statements

EMBARR DOWNS, INC.
(A Development Stage Company)
CONDENSED NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited financial statements of Embarr Downs, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form 10.   In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2012 as reported in Form 10, have been omitted.

Stock-based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation" established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument. The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value. The Company accounts for share based payments to non-employees in accordance with ASC 505-50 “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

 Note 2 – Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has negative working capital, recurring losses, and does not have an established source of revenues sufficient to cover its operating costs.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

In the coming year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with operations and business developments. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds such as shareholder loans and advances to finance its operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

Note 3 – Related Party Transaction

As of August 31, 2013, a noted payable of $13,000 was due to the Company CEO Joseph Wade. During the three months ended November, 30, 2013, the Company CEO contributed additional $30,177 as a note payable. These notes is unsecured, non-interest bearing and matures on December 31, 2014.

Note 4 – Equity

Shares issued for services
During the three months ended November 30, 2013, the Company issued 45,000,000 shares of common stock to employees and third party consultants as compensation. The fair value of the shares was determined to be $945,000.

Reverse stock split

On September 20, 2013, the Company executed a Fifty Thousand to One (50,000:1) reverse stock split of issued and outstanding shares of its Common Stock. As part of the reverse, the total authorized shares of Common Stock were reduced to 500,000,000 shares. The Company accounted for the reverse stock split retrospectively and is presented accordingly in the Company’s consolidated financial statements.

Series B Preferred

On September 20, 2012, the Company approved of the issuance of Series B Preferred Stock to its Common Stock shareholders. Each common stock shareholders, prior to the reverse stock split, received one share of Series B Preferred Stock for each 2,500 common stock shares owned. As a result 1,565,696 of Series B Preferred Stocks were issued for a total fair value of $1,566. The stock dividend is considered an equity transaction due to all shareholders participating in the issuance.

The Series B Preferred Stock consists of 2,000,000 authorized and 1,565,696 are issued and outstanding as of the date of this filing.  The Series B Preferred has the following terms and rights:

Dividend: No dividend rights

Ranks: All shares of Preferred Stock shall rank superior with all of the Corporation's Common Stock, $.0001 par value (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

Conversion Provisions.

(c)
The company may convert, at any time by an affirmative vote of the Board of Directors, the shares of the Series B Preferred Stock into Common Stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

(d)
Each share of the Series B Preferred Stock, unless previously converted, will automatically convert on August 31, 2018 (the “mandatory conversion date”), into a number of shares of common stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

Voting Rights. The holders of the mandatory convertible preferred stock do not have voting rights other than those specifically required by Nevada law.

Note 5: Subsequent Events

On January 9, 2014, the Company has entered into a $200,000 line of credit with. A copy of the line of credit has been attached as Exhibit 10.1.  The material terms of the line of credit are as follows:

(1)	The Company to borrow up to $200,000.
(2)	The amount that the Company borrows will carry an interest equal to nine percent (9%) per annum.

(3)	The Company will pay the accrued interest on any outstanding principal balance on the 15th of each month.
(4)	The maturity date is August 31, 2016.
(5)	The Debt from the Line of Credit may not be converted into common shares of the company.

Additionally, on December 7, 2014, the Company entered into an unsecured convertible promissory note with a principal amount of $37,500.  The Company received net proceeds of $35,000 from the Transaction, which will be used as general working capital and to acquire thoroughbreds.  Interest on the Note accrues at a rate of 8% annually and is to be paid with principal in full on the maturity date. The principal amount of the Note together with interest may be converted into shares of the Company's common stock, par value $0.0001 (“Common Stock”), at the option of the note holder at a conversion price equal to fifty-five percent (55%) of the average of the lowest three closing bid prices for the Common Stock during the ten trading days prior to the conversion.  At any time up to 120 days from the date of the note, the company has the option to repay the principal amount plus any accrued interest at a rate equal to 140% of the principal amount and accrued interest.  The company intends to repay this loan from the proceeds of the $200,000 line of credit. A copy of the convertible promissory note and securities purchase agreement have been attached as Exhibit 10.2 and 10.3.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Embarr Downs, Inc.
San Clemente, California
(A Development Stage Company)

We have audited the accompanying balance sheets of Embarr Downs, Inc. (a development stage company) (the “Company”) as of August 31, 2013 and 2012, and the related statements of expenses, change stockholders’ deficit, and cash flows for the years then ended and the period from February 23, 2012 (inception) through August 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2013 and 2012 and the results of its operations and its cash flows for the years the ended and the period from February 23, 2012 (inception) through August 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and no revenues, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 18, 2013 except for Note 6 which is dated February 3, 2014

Audited Financials As Of August 30, 2013

Embarr Downs, Inc.
(A Development Stage Company)
Balance Sheet

	August 31, 2013	August 31, 2012
ASSETS:
Current assets:
Cash	$2,902	$1,575
Thoroughbreds	55,000	-

Total assets	$57,902	$1,575

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities:

Notes payable- related party	$13,000	$-
Total liabilities	$13,000	$-

Stockholders’ Deficit:
Series A Preferred Stock, Par Value $.001, 50,000,000 shares authorized, 4,000,000 and 4,000,000 issued and outstanding, respectively	4,000	4,000
Common Stock, Par Value $.0001, 500,000,000 shares authorized, 78,284 and 38,400 issued and outstanding, respectively	8	4

Additional Paid In Capital	61,117	4,121
Deficit accumulated in the development stage	(20,223)	(6,550)
Total stockholders’ deficit	44,902	1,575
Total liabilities and stockholders’ deficit	$57,902	$1,575

The accompanying notes are an integral part of these financial statements

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Expenses

	August 31, 2013	August 31, 2012	From Inception on February 23, 2012 through August 31, 2013
Operating Expenses
Thoroughbred research	$4,099	$3,050	$7,149
General and administrative expense	9,574	3,500	13,074
Total Operating Expenses	13,673	6,550	20,223
Loss from operations	(13,673)	(6,550)	(20,223)
Net Loss	$(13,673)	$(6,550)	$(20,223)

Net Loss Per Share, Basic and Diluted	$(0.35)	$(0.17)
Weighted average number of shares outstanding	39,548	38,400

The accompanying notes are an integral part of these financial statements

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Cash Flows

	Year ending	Year ending	From Inception (February 23, 2012) through
	August 31, 2013	August 31, 2012	August 31, 2013
Cash flows from operating activities
Net Loss	$(13,673)	$(6,550)	(20,223)
Net cash provided by (used in) operating activities	(13,673)	(6,550)	(20,223)

Cash flows from financing activities
Proceeds from sale of common stock	-	3,125	3,125
Contributed Capital	8,000	5,000	13,000
Proceeds from note issued to related party	7,000	-	7,000
Net cash provided by financing activities	15,000	8,125	23,125
Net increase (decrease) in cash	1,327	1,575	2,902
Cash balance, beginning of periods	1,575	-	-

Cash balance, end of periods	$2,902	$1,575	2,902

Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Noncash financing and investing activities:
Stocks and note payable issued to purchase thoroughbreds by related party	$55,000	$-	55,000
Stocks issued for Reverse Merger	$3	$-	3

The accompanying notes are an integral part of these financial statements

Embarr Downs, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' (Deficit) Equity

	Common Stock		Series A Preferred Stock		Additional Paid	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	In Capital	Deficit	Equity
Balance, February 23, 2012 (Inception)	-	$-	-	$-	$-	$-	$-
Common shares issued for cash	38,400	4	4,000,000	4,000	(879)	-	3,125
Contributed Capital	-	-	-	-	5,000	-	5,000
Net loss	-	-	-	-	-	(6,550)	(6,550)
Balance, August 31, 2012	38,400	4	4,000,000	4,000	(4,121)	(6,550)	1,575

Reverse merger adjustment	30,084	3	-	-	(3)	-	-
Common shares issued for thoroughbred	9,800	1	-	-	48,999	-	49,000
Contributed Capital	-	-	-	-	8,000	-	8,000

Net loss	-	-	-	-	-	(13,673)	(13,673)
Balance, August 31, 2013	78,284	8	4,000,000	4,000	61,117	(20,223)	44,902

The accompanying notes are an integral part of these financial statements

Embarr Downs, Inc.

 (A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS ENDING AUGUST 31, 2013

Note 1 – Nature of Operations and Going Concern

History

Embarr Downs, Inc. (“we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of Florida on June 27, 1997 under the name of July Project III Corp. and changed our name to Globalgroup Investment Holdings, Inc. on October 18, 2000 and subsequently changed our name to Embarr Downs, Inc. on August 20, 2013.  The Company was reincorporated in Nevada on March 12, 2012.  The Company is domiciled in the state of Nevada, and its corporate headquarters are located in the Los Angeles area of California. On August 20, 2013, the Company entered into an Agreement whereby the Company acquired 100% of Embarr Downs of California, Inc., incorporated in the State of California on February 23, 2013, and all operations of Embarr Downs, Inc., along with all the prior assets and liabilities were spun off through Sovereign Oil, Inc.  On August 20, 2013, the acquisition closed and under the terms of the Agreement the Embarr Downs was the surviving entity. The Company selected August 31 as its fiscal year end.

This is the current corporate organization:

Embarr Downs, Inc.  trades on the OTC Market Pink Sheets under the symbol EMBR.

Business of Registrant

The Company's business is the buying, selling and racing of thoroughbreds that can race in the allowance and stakes levels of thoroughbred racing; however, the Company will initially begin in the claiming level of thoroughbred racing.   The Company intends to acquire 4-6 horses in its claiming division before acquiring horses for its allowance/stakes division.  These 4-6 horses will provide the Company with revenue and a foundation to build out a stakes level stable.  The Company’s main focus will be acquiring horses that will be capable of racing in stake races throughout the Country.

Allowance races are a race other than claiming for which the racing secretary drafts certain conditions (see below for more details).  Stakes races are the top level races.  The purse money is significantly higher in allowance and stakes level races.  Claiming refers to the process by which a licensed person may purchase a horse entered in a race designated as a “claiming race” for a predetermined price. When a horse has been claimed, its new owner assumes title after the starting gate opens although the former owner is entitled to all purse money earned in that race.  Claiming races are lowest level in thoroughbred racing. Stakes and allowance races are races in which the horses are not for sale.  The Company also engages in the business of thoroughbred research.

The Company is a developmental stage company.  Additionally, the Company's management has expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations.  The Company has insufficient capital to continue operations for the next 12 months.  The Company requires up to $40,000 to continue its current operations for the next 12 months. The officer, director and principal shareholder has verbally agreed to provide additional capital, up to $40,000, to the Company to funds it current operations until the Company can raise additional capital; however, there is no guarantee that our officers and directors will provide the loan to the Company. The company needs to raise capital in the amount of $1,600,000 to fully execute on its business plan on claiming at least 12-15 thoroughbreds over the next 18 months.  The Company initially needs to raise $200,000 to begin implementing its business plan and acquiring thoroughbreds to race in claiming races.  The Company needs the additional $1,400,000 to acquire a total of 8 thoroughbreds for its claiming division and 3-5 for its allowance/stakes division.   The Company has not secured the financing necessary to execute timetables and/or acquisitions stated above.   Furthermore, there is no guarantee that the Company will be able to raise the funds discussed in this paragraph.

Going Concern

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management feels the limited history of the Company and its future cash needs to implement its business plan raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management's plans with respect to alleviating the adverse financial conditions that caused shareholders to express substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company’s current assets are not deemed to be sufficient to fund ongoing expenses related to the planned expansion of operations. In order to implement its entire business plan, the Company will need to raise additional capital through equity or debt financings or through loans from shareholders or others. The ability of the Company to continue as a going concern is dependent upon its ability to successfully raise additional capital and eventually attain profitable operations. There can be no assurance that the Company will be able to raise additional capital or execute its business strategy. These factors raise substantial doubt about the company’s ability to continue as a going concern.

Note 2 – Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Depreciation

The Company depreciates horses that it acquires a 50% or greater position in.  The Company depreciates the horse via straight-line depreciation over its useful life of 3 years.

Basic and diluted net loss per share

The Company computes loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using treasury stock method, and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. Common stock equivalents pertaining to the convertible debt, options, warrants and convertible preferred shares were not included in the computation of diluted net loss per common share because the effect would have been anti-dilutive due to the net loss for the years ended August 31, 2013 and 2012.

Income taxes

The Company accounts for income taxes under ASC 740 "Income Taxes" which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No.  109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Research and Development

Costs associated with the thoroughbred research are charged to expense as incurred.

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: purse winnings from racing horses and selling its horses in claiming races. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities such as horse races are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the horses are recognized when the horse is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Fair Value Measurements

As defined in ASC 820 “Fair Value Measurements”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Recently issued accounting standards

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Related Party Transaction

On August 20, 2013, a note payable of $7,000 was due to CEO Joseph Wade. The note is unsecured, non-interest bearing and matures on December 31, 2014.

On August 22, 2013 the Company acquired a thoroughbred named Rock Off from Joseph Wade, CEO, for $55,000. As part of the acquisition the company issued 9,800 shares of Common Stock to Joseph Wade with a fair value of $49,000 and issued a promissory note for $6,000. The note is unsecured, non-interest bearing and matures on December 31, 2014. The acquisition of thoroughbred was accounted for as cost basis.

During the fiscal year ended August 31, 2013 and 2012, Joseph Wade, CEO, contributed $8,000 and $5,000 respectively of capital to the Company for thoroughbred research.

Note 4 – Income Taxes

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. Under ACS 740 “Income Taxes,” when it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.  We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the periods ended August 31, 2013, applicable under ACS 740.  As a result of the adoption of ACS 740, we did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. The company has a net operating loss carry forward of approximately $20,000 and $7,000 for the year ended August 31, 2013 and 2012, respectively which start to expires in 2032.  This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

The component of the Company’s deferred tax asset as of August 31, 2013 and 2012 are as follows:

	2013	2012
Deferred Tax Assets	$7,078	$2,293
Valuation allowance	(7,078)	(2,293)
Net deferred tax asset	$-	$-

Note 5 – Common and Preferred Stocks

On February 23, 2012 we issued 850,000 shares of Common Stock of Embarr Down of California to Joseph Wade for $2,500 in cash which was used for general corporate expenses.

On February 23, 2012 we issued 95,000 shares of Common Stock of Embarr Down of California to SC Capital for $375 in cash which was used for general corporate expenses.

On February 23, 2012 we issued 55,000 shares of Common Stock of Embarr Down of California to 3rd party for $250 in cash which was used for general corporate expenses.

Effective August 20, 2013, Embarr Downs, Inc. entered into a Share Exchange Agreement with Embarr Downs of California, Inc., pursuant to which, the Company agreed to exchange the outstanding common stock of Embarr Downs of California, Inc. held by the Embarr Downs of California, Inc. Shareholders (for the 1,000,000 shares listed above) for 38,400 shares of common stock and 4,000,000 series A preferred stock of the Company. At the Closing, there were approximately 1,000,000 shares of Embarr Downs of California, Inc. common stock outstanding. Pursuant to the Share Exchange Agreement, the shares of Embarr Downs of California, Inc. common stock, were exchanged for 38,400 and 4,000,000 new shares of the Company’s common stock and preferred stock, par value of $0.0001and $0.001 per share, respectively. At the closing of the agreement, Embarr Downs, Inc. had approximately 30,084 shares of common stock issued outstanding and no preferred stock.

As a result of the Share Exchange Agreement and the other transactions contemplated thereunder, Embarr Downs of California, Inc. is now a majority owned subsidiary of the Company. Also all officers and directors resigned as of August 20, 2013 and Joseph Wade was appoint as sole director of the Company and as President/CEO.  As part of the Merger, Sovereign Oil, Inc. was spun out and all shareholders of the Company as of August 20, 2013 will receive 1 share of Sovereign Oil, Inc. for each 50 shares owned of Globalgroup Investment Holdings.  Additionally all assets and liabilities of the Company were transferred to Sovereign Oil prior to Sovereign Oil being spun out.  Therefore, as of August 20, 2013, the Company will no longer own or have any rights in Sovereign Oil or any other assets that exist prior to August 20, 2013.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of Embarr Downs, Inc., with Embarr Downs of California, Inc. is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 138,400 and 4,000,000 shares of common stock and Series A preferred stock, respectively, issued to the shareholder of Embarr Downs of California, Inc., and its designees in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

Series A Preferred

The Series A Preferred Stock consist of 4,000,000 authorized and 4,000,000 are issued and outstanding as of the date of this filing.  The Series A Preferred has the following terms and rights:

Dividend: No dividend rights

 Ranks: Ranks superior to the Company’s Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

 Conversion Provisions. Each Series A Preferred Share cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Series A Preferred Shareholders.

 Voting Rights. Except as otherwise required by law, each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to two thousand five hundred (2,500) Common Shares. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote together.

 Note 6 - Subsequent Events

On September 20, 2013 the Company and its shareholders approved a reverse stock split of the outstanding common shares of the Company by a ratio of  One for Fifty Thousand (1:50,000) (the “Split”) with a record date of October 10, 2013 to be effective on October 16, 2013. The Company accounted for the reverse stock split retrospectively and is presented accordingly in the Company’s audited consolidated financial statements as of August 31, 2013.

 On September 20, 2013 the Company’s Board of Directors voted to issue to shareholders of record on October 9, 2013 shares of its Series B Preferred Stock, with a face value of $1.00.  Each shareholder received 1 share of Series B Preferred Stock for each 2,500 common shares owned (for an effective price of $.0004 per common share).  Any fractional shares were rounded up. The Preferred Stock shall be mandatorily redeemed or converted by the Company no later than August 31, 2018.  The conversion ratio shall be equal to $1.00 divided by the closing market price on the date of conversion. The redemption price is $1.00 per share.

On January 9, 2014, the Company has entered into a $200,000 line of credit with. A copy of the line of credit has been attached as Exhibit 10.1.  The material terms of the line of credit are as follows:

(1)	The Company to borrow up to $200,000.
(2)	The amount that the Company borrows will carry an interest equal to nine percent (9%) per annum.
(3)	The Company will pay the accrued interest on any outstanding principal balance on the 15th of each month.
(4)	The maturity date is August 31, 2016.
(5)	The Debt from the Line of Credit may not be converted into common shares of the company.

Additionally, on December 7, 2014, the Company entered into an unsecured convertible promissory note with a principal amount of $37,500.  The Company received net proceeds of $35,000 from the Transaction, which will be used as general working capital and to acquire thoroughbreds.  Interest on the Note accrues at a rate of 8% annually and is to be paid with principal in full on the maturity date. The principal amount of the Note together with interest may be converted into shares of the Company's common stock, par value $0.0001 (“Common Stock”), at the option of the note holder at a conversion price equal to fifty-five percent (55%) of the average of the lowest three closing bid prices for the Common Stock during the ten trading days prior to the conversion.  At any time up to 120 days from the date of the note, the company has the option to repay the principal amount plus any accrued interest at a rate equal to 140% of the principal amount and accrued interest.  The company intends to repay this loan from the proceeds of the $200,000 line of credit. A copy of the convertible promissory note and securities purchase agreement have been attached as Exhibit 10.2 and 10.3.

PART II

INFORMATION NOT REQURIED PURSUANT TO THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We are bearing all expenses in connection with this registration statement other than sales commissions.  Estimated expenses payable by us in connection with the registration and distribution of the Common Stock registered hereby are as follows.

SEC Filing Expenses	$14
Printing	$-
Legal and Accounting	$3,500
Misc. Expenses	$500
SUB-TOTAL	$4,014

Item 14. Indemnification of Directors and Officers

Embarr Downs Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer to the fullest extent permitted by Delaware law, against all expense, liability and loss reasonably incurred or suffered by the officer or director in connection with any action against such officer or director.

Item 15. Unregistered Sales of Equity Securities and Use of Proceeds

The following sets forth information relating to all previous sales of our stock, which sales were not registered pursuant to the Securities Act.

On February 23, 2012 we issued 850,000 shares of Common Stock of Embarr Downs of California to our CEO Joseph Wade for $2,500 in cash which was used for general corporate expenses.

On February 23, 2012 we issued 95,000 shares of Common Stock of Embarr Downs of California to SC Capital for $375 in cash which was used for general corporate expenses.

On February 23, 2012 we issued 55,000 shares of Common Stock of Embarr Downs of California to 3rd party for $250 in cash which was used for general corporate expenses.

Effective August 20, 2013, Embarr Downs, Inc. entered into a Share Exchange Agreement with Embarr Downs of California, Inc., pursuant to which, the Company agreed to exchange the outstanding common stock of Embarr Downs of California, Inc. held by the Embarr Downs of California, Inc. Shareholders for 38,400 shares of common stock and 4,000,000 series A preferred stock of the Company. At the Closing, there were approximately 1,000,000 shares of Embarr Downs of California, Inc. common stock outstanding. Pursuant to the Share Exchange Agreement, the shares of Embarr Downs of California, Inc. common stock, were exchanged for 38,400 and 4,000,000 new shares of the Company’s common stock and preferred stock, par value of $0.0001and $0.001 per share, respectively. At the closing of the agreement, Embarr Downs, Inc. had approximately 30,084 shares of common stock issued outstanding and no preferred stock.

As part of the reverse merger the remaining shares outstanding of 30,084 were accounted for as an equity transaction and do not affect the statement of operations of the company.

On August 22, 2013, the Company issued 9,800 shares of Common Stock in at partial payment of the acquisition of the Company’s initial thoroughbred.

On September 20, 2013 the Company and its shareholders approved a reverse stock split of the outstanding common shares of the Company by a ratio of  One for Fifty Thousand (1:50,000) (the “Split”).

On November 21, 2013, the Company issued 40,000,000 shares of Common Stock to our CEO.  These shares were issued pursuant to the Personal Services Agreement executed on November 21, 2013.  These shares are subjected to a lock up agreement whereby the shares shall be restricted from resale for 10-years from the date of issuance.  Our CEO gifted 6,000,000 of these shares to family and friends.  The gift shares are also subjected to the lock up agreement.  The Company booked an $840,000 (or $0.021 per share) expense related to this issuance.

 The above shares, referenced in each of the above transactions, were issued in reliance of the exemption from registration requirements of the 33 Act provided by Section 4(2) promulgated thereunder, as the issuance of the stock did not involve a public offering of securities based on the following:

•
the investors  represented to us that they were acquiring the securities for their own account for investment and not for the account of any other  person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the 33 Act;

•
we provided each investor with written disclosure prior to sale that the securities have not been registered under the 33 Act and, therefore, cannot be resold unless they are registered under the 33Act or unless an exemption from registration is available;

•
the investors agreed not to sell or otherwise transfer the purchased securities unless they are registered under the 33 Act and any applicable state laws, or an exemption or exemptions from such registration are available;

•	each investor had knowledge and experience in financial and other business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us;
•
each investor was given information and access to all of our documents, records, books, officers and directors, our executive offices pertaining to the investment and was provided the opportunity to ask questions and receive answers  regarding the terms and conditions of the offering and to obtain any additional information that we possesses or were able to acquire without unreasonable effort and expense;

•	each investor had no need for liquidity in their investment in us and could afford the complete loss of their investment in us;
•	we did not employ any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio;
•	we did not conduct, hold or participate in any seminar or meeting whose attendees had been invited by any general solicitation or general advertising;
•
we placed a legend on each certificate or other document that evidences the securities stating that the securities have not been registered under the 33 Act and setting forth or referring to the restrictions on transferability and sale of the securities;

•	we placed stop transfer instructions in our stock transfer records;
•	no underwriter was involved in the offering; and
•
we made independent determinations that such persons were sophisticated or accredited investors and that they were capable of analyzing the merits and risks of their investment in us, that they understood the speculative nature of their investment in us and that they could lose their entire investment in us.

ITEM 16: EXHIBITS SCHEDULE

The following exhibits are filed with this prospectus:

Exhibit	Description
3.1	Restated Articles of Incorporation (as filed as Exhibit 3.1 on Company’s Form 10 filed November 19, 2013)
3.2	By-Laws (as filed as Exhibit 3.2 on Company’s Form 10 filed November 19, 2013)
4.1	Subscription Agreement (as filed as Exhibit 4.1 on Company’s S-1 filed January 13, 2014)
5.1	Legal Consent (as filed as Exhibit 5.1 on Company’s S-1 filed January 13, 2014)
10.1	Line of Credit (as filed as Exhibit 10.1 on Company’s S-1 filed January 13, 2014)
10.2	Convertible Promissory Note (as filed as Exhibit 10.2 on Company’s S-1 filed January 13, 2014)
10.3	Securities Purchase Agreement (as filed as Exhibit 10.3 on Company’s S-1 filed January 13, 2014)
14.1	Code of Ethics (as filed as Exhibit 14.1 on Company’s Form 10 filed November 19, 2013)
23.1	Consent of MaloneBailey, LLP
99.1	Pro Forma (as filed as Exhibit 99.1 on Company’s S-1 filed January 13, 2014)

ITEM 17: UNDERTAKING

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any additional or changed material information on the plan of distribution.

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.  If the registrant is relying on Rule 430B (230.430B of this chapter):

A.  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
d.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Embarr Downs has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles in the State of California, on February 7, 2014.

Embarr Downs

By:	/s/ Joseph Wade
Joseph Wade
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Wade	Principal Executive Officer, Principal Accounting Officer,	February 7, 2014
Joseph Wade	Principal Financial Officer, Director